Filed Pursuant to Rule 424(b)(3)
File No. 333-290835
MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
SUPPLEMENT NO. 8 DATED MAY 12, 2026
TO THE PROSPECTUS DATED DECEMBER 5, 2025
This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Monroe Capital Enhanced Corporate Lending Fund (the “Fund”), dated December 5, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is as follows: to update the Prospectus, effective immediately, to include the Fund’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed with the Securities and Exchange Commission on May 11, 2026 (the “Form 10-Q”). The Form 10-Q is attached to this Supplement as Appendix A.

Appendix A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2026
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number: 814-01919
MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-6956497
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

155 North Wacker Drive, 35th Floor Chicago, Illinois	60606
(Address of Principal Executive Office)	(Zip Code)
(312) 258-8300
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name, former address and former fiscal year, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and, (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
As of May 8, 2026, the number of the registrant's Common Shares, $0.01 par value per share, outstanding was 4,043,090 shares of Class I Common Shares, zero Class S Common Shares, and zero Class D Common Shares. Common Shares outstanding exclude May 1, 2026 subscriptions since the issuance price is not yet finalized at the time of this filing.

PART I. FINANCIAL INFORMATION
ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS
MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Investments, at fair value:
Non-controlled/non-affiliate company investments	$211,559	$191,033
Total investments, at fair value (amortized cost of $209,419 and $189,428, respectively)	211,559	191,033
Cash and cash equivalents	1,115	729
Restricted cash and cash equivalents	3,916	6,524
Interest and dividend receivable	2,223	1,559
Deferred organizational and operating expenses	2,519	2,154
Other assets	—	80
Total assets	221,332	202,079
Liabilities
Debt	113,500	99,400
Less: Unamortized debt issuance costs	(2,179)	(2,332)
Total debt, less unamortized debt issuance costs	111,321	97,068
Interest payable	1,652	686
Net unrealized loss on foreign currency forward contracts	460	343
Payable for unsettled trades	126	83
Base management fees payable	485	207
Incentive fees payable	213	161
Due to Adviser	1,510	1,510
Accounts payable and accrued expenses	1,275	704
Distributions payable	804	—
Trustees' fees payable	25	—
Total liabilities	117,871	100,762
Commitments and contingencies (See Note 10)
Net Assets
Common Shares, $0.01 par value, unlimited Common Shares authorized, 4,019,156 and 3,948,488 Class I shares issued and outstanding, respectively	$40	$39
Capital in excess of par value	101,679	99,866
Accumulated undistributed (overdistributed) earnings	1,742	1,412
Total net assets	$103,461	$101,317
Total liabilities and total net assets	$221,332	$202,079

NET ASSET VALUE PER SHARE
Class I Shares:
Net assets	$103,461	$101,317
Common shares outstanding ($0.01 par value, unlimited shares authorized)	4,019,156	3,948,488
Net asset value per share	$25.74	$25.66
See Notes to Consolidated Financial Statements.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

Three months ended March 31,
2026
Investment income:
Non-controlled/non-affiliate company investments:
Interest and dividend income	$4,819
Total investment income	4,819
Operating expenses:
Interest and other debt financing expenses	1,803
Base management fees	638
Incentive fees	337
Professional fees	88
Administrative service fees	270
General and administrative expenses	238
Trustees' fees	25
Operating expenses before fee waivers and expense support	3,399
Base management fee waiver	(153)
Incentive fee waiver	(285)
Expense support (Note 5)	(365)
Total operating expenses, net of fee waivers and expense support	2,596
Net investment income before income taxes	2,223
Income taxes, including excise taxes	—
Net investment income	2,223
Net gain (loss):
Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	536
Foreign currency forward contracts	(117)
Net change in unrealized gain (loss)	419
Net gain (loss)	419
Net increase (decrease) in net assets resulting from operations	$2,642
Per common share data:
Net investment income per share - basic and diluted	$0.56
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.66
Weighted average common shares outstanding - basic and diluted	3,985

See Notes to Consolidated Financial Statements.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(unaudited)
(in thousands)

	Common Shares		Capital in excess of par value	Accumulated undistributed (overdistributed) earnings	Total net assets
	Number of shares	Par value
Balances at December 31, 2025	3,948	$39	$99,866	$1,412	$101,317
Net investment income	—	—	—	2,223	2,223
Net change in unrealized gain (loss)	—	—	—	419	419
Issuances of common shares - Class I	71	1	1,813	—	1,814
Distributions declared to shareholders - Class I	—	—	—	(2,312)	(2,312)
Balances at March 31, 2026	4,019	$40	$101,679	$1,742	$103,461
See Notes to Consolidated Financial Statements.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)

Three months ended March 31,
2026
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$2,642
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Net change in unrealized (gain) loss on investments	(536)
Net change in unrealized (gain) loss on foreign currency forward contracts	117
Payment-in-kind interest capitalized	(125)
Net accretion of discounts and amortization of premiums	(87)
Purchases of investments	(24,994)
Proceeds from principal payments and sale of investments and settlement of forward contracts	5,216
Amortization of debt issuance costs	153
Changes in operating assets and liabilities:
Interest and dividend receivable	(664)
Deferred organizational and operating expenses	(365)
Other assets	80
Interest payable	966
Payable for unsettled trades	43
Base management fees payable	278
Incentive fees payable	52
Accounts payable and accrued expenses	571
Distributions payable	804
Trustees' fees payable	25
Net cash provided by (used in) operating activities	(15,824)
Cash flows from financing activities:
Borrowings on debt	22,100
Repayments of debt	(8,000)
Proceeds from issuance of common shares	1,814
Shareholder distributions paid	(2,312)
Net cash provided by (used in) financing activities	13,602
Net increase (decrease) in cash and restricted cash and cash equivalents	(2,222)
Cash and restricted cash and cash equivalents, beginning of period	7,253
Cash and restricted cash and cash equivalents, end of period	$5,031

Supplemental disclosure of cash flow information:
Cash interest paid during the period	$684

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED STATEMENT OF CASH FLOWS - (continued)
(unaudited)
(in thousands)
The following table provides a reconciliation of cash and restricted cash and cash equivalents reported on the Consolidated Statement of Assets and Liabilities that sum to the total of the same such amounts on the Consolidated Statement of Cash Flows:

	March 31, 2026	December 31, 2025
Cash and cash equivalents	$1,115	$729
Restricted cash and cash equivalents	3,916	6,524
Total cash and restricted cash and cash equivalents shown on the Consolidated Statement of Cash Flows	$5,031	$7,253
See Notes to Consolidated Financial Statements.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS
March 31, 2026
(unaudited)
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
Non-Controlled/Non-Affiliate Company Investments
Senior Secured Loans
Automotive
Excel Testing and Engineering Holdings LLC	(16)	SF	4.50%	8.20%	12/22/2025	12/22/2031	1,500	$1,486	$1,500	1.4%
Excel Testing and Engineering Holdings LLC (Delayed Draw)	(14)(15)	SF	4.50%	8.17%	12/22/2025	12/22/2031	2,500	600	600	0.6%
Excel Testing and Engineering Holdings LLC (Revolver)	(14)	SF	4.50%	8.20%	12/22/2025	12/22/2031	500	—	—	0.0%
Lifted Trucks Holdings, LLC	(16)	SF	5.35%	9.02%	11/12/2025	11/1/2028	388	$388	$388	0.4%
Lifted Trucks Holdings, LLC	(16)	SF	5.35%	9.02%	11/6/2025	11/1/2028	5,404	5,401	5,404	5.2%
Lifted Trucks Holdings, LLC (Revolver)	(14)	SF	5.35%	9.02%	11/12/2025	11/1/2028	488	$232	$232	0.2%
							10,780	8,107	8,124	7.8%
Banking
StarCompliance MidCo, LLC	(16)	SF	5.85%	9.55%	11/12/2025	1/12/2027	112	112	112	0.1%
StarCompliance MidCo, LLC	(16)	SF	5.85%	9.55%	11/12/2025	1/12/2027	342	342	342	0.3%
StarCompliance MidCo, LLC	(16)	SF	5.85%	9.55%	11/12/2025	1/12/2027	201	202	201	0.2%
StarCompliance MidCo, LLC	(16)	SF	5.85%	9.55%	11/12/2025	1/12/2027	790	791	790	0.8%
StarCompliance MidCo, LLC (Revolver)	(14)	SF	5.85%	9.55%	11/12/2025	1/12/2027	450	175	175	0.2%
							1,895	1,622	1,620	1.6%
Chemicals, Plastics & Rubber
EMCO Holdco LLC	(16)	SF	5.00%	8.70%	12/9/2025	12/9/2032	7,000	6,933	7,021	6.8%
EMCO Holdco LLC (Delayed Draw)	(14)(15)	SF	5.00%	8.70%	12/9/2025	12/9/2032	1,369	—	—	0.0%
EMCO Holdco LLC (Revolver)	(14)	SF	5.00%	8.70%	12/9/2025	12/9/2030	1,790	—	—	0.0%
							10,159	6,933	7,021	6.8%
Construction & Building
FR Panther Intermediate, LLC	(16)	SF	4.75%	8.42%	1/23/2026	1/23/2032	4,000	3,952	3,950	3.8%
FR Panther Intermediate, LLC		SF	4.75%	8.46%	1/23/2026	1/23/2032	489	489	486	0.5%
FR Panther Intermediate, LLC (Delayed Draw)	(14)(15)	SF	4.75%	8.46%	1/23/2026	1/23/2032	1,333	—	—	0.0%
FR Panther Intermediate, LLC (Revolver)	(14)	SF	4.75%	8.46%	1/23/2026	1/23/2032	389	—	—	0.0%
							6,211	4,441	4,436	4.3%
Consumer Goods: Durable
Engineered Metal Solutions, Inc.	(16)	SF	5.50%	9.17%	11/19/2025	9/22/2030	2,398	2,354	2,398	2.3%
Engineered Metal Solutions, Inc. (Revolver)	(14)	SF	5.50%	9.17%	11/19/2025	9/22/2030	610	—	—	0.0%
							3,008	2,354	2,398	2.3%
Consumer Goods: Non-Durable
Cohere Beauty, Phoenix LLC	(16)	SF	6.61%	10.28%	11/12/2025	5/18/2026	1,758	1,757	1,713	1.6%
Cohere Beauty, Phoenix LLC	(16)	SF	6.61%	10.28%	11/12/2025	5/18/2026	243	242	236	0.2%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
March 31, 2026
(unaudited)
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
Cohere Beauty, Phoenix LLC	(16)	SF	6.61%	10.28%	11/12/2025	5/18/2026	1,655	$1,654	$1,612	1.6%
Cohere Beauty, Phoenix LLC	(16)	SF	6.61%	10.28%	11/12/2025	5/18/2026	284	284	277	0.3%
Cohere Beauty, Phoenix LLC (Revolver)	(14)	SF	6.61%	10.28%	11/12/2025	5/18/2026	2,665	1,066	1,038	1.0%
Niteo Products, LLC	(16)	SF	5.25%	8.92%	12/4/2025	12/4/2031	4,988	4,917	5,000	4.8%
Niteo Products, LLC (Revolver)	(14)	SF	5.25%	8.92%	12/4/2025	12/4/2031	974	—	—	0.0%
							12,567	9,920	9,876	9.5%
Containers, Packaging & Glass
Project Tahoe Acquisition Corporation	(16)	SF	5.25%	8.92%	1/1/2026	1/1/2032	4,000	3,952	3,950	3.8%
Project Tahoe Acquisition Corporation (Revolver)	(14)	SF	5.25%	8.92%	1/1/2026	1/1/2032	1,167	—	—	0.0%
							5,167	3,952	3,950	3.8%
Environmental Industries
Volt Bidco, Inc.	(16)	SF	6.50%	10.20% PIK	11/19/2025	8/11/2027	3,678	3,591	3,564	3.4%
Volt Bidco, Inc.	(16)	SF	6.50%	10.20% PIK	11/19/2025	8/11/2027	399	387	387	0.4%
Volt Bidco, Inc.	(16)	SF	6.50%	10.20% PIK	11/19/2025	8/11/2027	288	281	279	0.3%
Volt Bidco, Inc.	(16)	SF	6.50%	10.20% PIK	11/19/2025	8/11/2027	694	678	673	0.6%
Volt Bidco, Inc. (Revolver)	(14)	SF	6.50%	10.17% PIK	11/19/2025	8/11/2027	338	162	157	0.2%
							5,397	5,099	5,060	4.9%
FIRE: Finance
GC Champion Acquisition LLC	(16)	SF	5.00%	8.67%	11/19/2025	8/18/2028	1,730	1,730	1,732	1.7%
GC Champion Acquisition LLC	(16)	SF	5.00%	8.67%	11/19/2025	8/18/2028	1,176	1,176	1,177	1.1%
GC Champion Acquisition LLC	(16)	SF	5.00%	8.67%	11/19/2025	8/18/2028	577	577	577	0.6%
GC Champion Acquisition LLC (Delayed Draw)	(14)(15)	SF	5.00%	8.67%	11/18/2025	8/18/2028	562	—	—	0.0%
Protecht Group Holdings Pty Ltd	(6)(9)(10)(16)	SF	7.00%	3.70% Cash/ 7.00% PIK	12/19/2025	12/19/2031	4,140	3,929	4,140	4.0%
Protecht Group Holdings Pty Ltd (Delayed Draw)	(6)(9)(10)(14)(15)	SF	7.00%	3.70% Cash/ 7.00% PIK	12/19/2025	12/19/2031	1,035	—	—	0.0%
Protecht Group Holdings Pty Ltd (Delayed Draw)	(6)(9)(10)(14)(15)	SF	7.00%	3.70% Cash/ 7.00% PIK	12/19/2025	12/19/2031	455	126	126	0.1%
Protecht Group Holdings Pty Ltd (Revolver)	(6)(9)(10)(14)	SF	7.00%	3.70% Cash/ 7.00% PIK	12/19/2025	12/19/2031	207	—	—	0.0%
Protecht Group Holdings Pty Ltd (Revolver)	(6)(10)(14)	SF	7.00%	3.70% Cash/ 7.00% PIK	12/19/2025	12/19/2031	300	—	—	0.0%
							10,182	7,538	7,752	7.5%
Healthcare & Pharmaceuticals
BCTO Bobsled Purchaser, Inc.	(16)	SF	4.75%	8.45%	1/16/2026	1/16/2033	5,000	4,964	4,963	4.8%
BCTO Bobsled Purchaser, Inc. (Delayed Draw)	(14)(15)	SF	4.75%	8.45%	1/16/2026	1/16/2033	1,667	—	—	0.0%
BCTO Bobsled Purchaser, Inc. (Revolver)	(14)	SF	4.75%	8.45%	1/16/2026	1/16/2033	500	—	—	0.0%
Dorado Acquisition, Inc.	(16)	SF	6.85%	10.52%	11/6/2025	6/30/2026	2,173	2,161	2,160	2.1%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
March 31, 2026
(unaudited)
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
Dorado Acquisition, Inc.	(16)	SF	6.90%	10.56%	11/6/2025	6/30/2026	2,898	$2,882	$2,881	2.8%
Phia Purchaser, LLC	(16)	SF	4.50%	8.17%	12/1/2025	12/1/2032	5,000	4,952	4,992	4.8%
Phia Purchaser, LLC (Delayed Draw)	(14)(15)	SF	4.50%	8.17%	12/1/2025	12/1/2032	1,276	—	—	0.0%
Phia Purchaser, LLC (Revolver)	(14)	SF	4.50%	8.17%	12/1/2025	12/1/2032	765	—	—	0.0%
The Smilist DSO, LLC	(16)	SF	6.00%	9.70%	11/6/2025	4/4/2029	3,916	3,928	3,916	3.8%
The Smilist DSO, LLC	(16)	SF	6.00%	9.70%	11/6/2025	4/4/2029	1,059	1,062	1,059	1.0%
The Smilist DSO, LLC	(16)	SF	6.00%	9.70%	11/19/2025	4/4/2029	2,560	2,568	2,560	2.5%
TigerConnect, Inc.	(16)	SF	6.40%	10.06%	11/12/2025	8/16/2029	613	613	613	0.6%
TigerConnect, Inc.	(16)	SF	6.40%	10.06%	11/12/2025	8/16/2029	10,727	10,727	10,727	10.4%
TigerConnect, Inc.		SF	6.40%	10.06%	11/12/2025	8/16/2029	1,343	1,343	1,343	1.3%
TigerConnect, Inc.		SF	6.40%	10.06%	11/12/2025	8/16/2029	56	56	56	0.1%
TigerConnect, Inc. (Revolver)	(14)	SF	6.40%	10.06%	11/12/2025	8/16/2029	1,532	—	—	0.0%
							41,085	35,256	35,270	34.2%
High Tech Industries
Acquia Inc.	(16)	SF	5.15%	8.80%	11/19/2025	11/1/2026	2,544	2,544	2,544	2.5%
Acquia Inc.	(16)	SF	5.15%	8.80%	11/19/2025	11/1/2026	1,240	1,240	1,240	1.2%
Acquia Inc. (Revolver)		SF	5.15%	8.80%	11/19/2025	11/1/2026	1,216	1,216	1,216	1.2%
Pathlock, Inc.	(16)	SF	6.40%	10.03%	11/12/2025	11/10/2027	1,258	1,258	1,258	1.2%
Pathlock, Inc.	(16)	SF	6.40%	10.03%	11/12/2025	11/10/2027	1,730	1,730	1,730	1.7%
Pathlock, Inc.	(16)	SF	6.40%	10.03%	11/12/2025	11/10/2027	435	435	435	0.4%
Pathlock, Inc.	(16)	SF	6.40%	10.03%	11/12/2025	11/10/2027	994	994	994	1.0%
Pathlock, Inc. (Delayed Draw)	(14)(15)(16)	SF	6.40%	10.03%	11/12/2025	11/10/2027	261	183	184	0.2%
Pathlock, Inc. (Delayed Draw)	(14)(15)	SF	6.40%	10.03%	11/12/2025	11/10/2027	261	—	—	0.0%
Pathlock, Inc. (Revolver)	(14)	SF	6.40%	10.03%	11/12/2025	11/10/2027	261	235	235	0.2%
Planful, Inc.	(16)	SF	6.26%	9.92%	11/12/2025	12/28/2026	3,104	3,103	3,101	3.0%
Planful, Inc.	(16)	SF	6.26%	9.92%	11/12/2025	12/28/2026	433	433	433	0.4%
Planful, Inc.	(16)	SF	6.26%	9.92%	11/12/2025	12/28/2026	433	433	433	0.4%
Planful, Inc.	(16)	SF	6.26%	9.92%	11/12/2025	12/28/2026	289	289	288	0.3%
Planful, Inc. (Revolver)		SF	6.26%	9.92%	11/12/2025	12/28/2026	361	361	361	0.3%
Securly, Inc.	(16)	SF	7.10%	10.80%	11/12/2025	4/22/2027	997	997	987	1.0%
Securly, Inc.	(16)	SF	7.10%	10.77%	11/12/2025	4/22/2027	440	440	435	0.4%
Securly, Inc.	(16)	SF	7.10%	10.77%	11/12/2025	4/22/2027	380	380	376	0.4%
Securly, Inc.	(16)	SF	7.10%	10.77%	11/12/2025	4/22/2027	2,368	2,368	2,345	2.3%
Securly, Inc.	(16)	SF	7.10%	10.77%	11/12/2025	4/22/2027	230	230	228	0.2%
Securly, Inc. (Revolver)		SF	7.10%	10.80%	11/12/2025	4/22/2027	1,538	1,538	1,523	1.5%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
March 31, 2026
(unaudited)
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
ZI Intermediate II, Inc.	(16)	SF	5.25%	8.92%	11/14/2025	11/14/2031	12,500	$12,460	$12,525	12.1%
ZI Intermediate II, Inc. (Revolver)	(14)	SF	5.25%	8.92%	11/14/2025	11/14/2031	1,042	—	—	0.0%
							34,315	32,867	32,871	31.9%
Media: Advertising, Printing & Publishing
EverView AcquisitionCo, Inc.	(16)	SF	5.00%	8.67%	11/12/2025	9/3/2031	8,938	8,854	8,938	8.6%
EverView AcquisitionCo, Inc. (Delayed Draw)	(14)(15)	SF	5.00%	8.67%	11/12/2025	9/3/2031	2,750	—	—	0.0%
EverView AcquisitionCo, Inc. (Revolver)	(14)	SF	5.00%	8.67%	11/12/2025	9/3/2031	2,063	—	—	0.0%
							13,751	8,854	8,938	8.6%
Retail
Pacvue Intermediate LLC	(16)	SF	5.25%	8.95%	11/19/2025	10/19/2027	963	963	963	0.9%
Pacvue Intermediate LLC	(16)	SF	5.25%	8.95%	11/19/2025	10/19/2027	303	303	303	0.3%
Pacvue Intermediate LLC (Revolver)	(14)	SF	5.25%	8.95%	11/19/2025	10/19/2027	152	—	—	0.0%
							1,418	1,266	1,266	1.2%
Services: Business
Asset Reliability Bidco, Inc.	(8)(10)(16)	CA	5.25%	7.52%	12/1/2025	12/1/2031	1,794	1,766	1,794	1.7%
Asset Reliability Bidco, Inc.	(16)	SF	5.25%	8.92%	12/1/2025	12/1/2031	3,250	3,219	3,250	3.1%
Asset Reliability Bidco, Inc. (Delayed Draw)	(14)(15)	SF	5.25%	8.92%	12/1/2025	12/1/2031	1,190	—	—	0.0%
Asset Reliability Bidco, Inc. (Revolver)	(14)	SF	5.25%	8.92%	12/1/2025	12/1/2031	476	—	—	0.0%
Cdata Software, Inc.	(16)	SF	5.75%	9.45%	11/12/2025	7/18/2030	4,745	4,756	4,745	4.6%
Cdata Software, Inc. (Delayed Draw)	(14)(15)	SF	5.75%	9.45%	11/12/2025	7/18/2030	439	—	—	0.0%
Cdata Software, Inc. (Delayed Draw)	(14)(15)	SF	5.75%	9.45%	11/12/2025	7/18/2030	615	242	242	0.2%
Cdata Software, Inc. (Revolver)	(14)	SF	5.75%	9.45%	11/12/2025	7/18/2030	527	—	—	0.0%
Cosmos Bidco, Inc.	(16)	SF	6.25%	9.87%	11/12/2025	9/14/2029	2,625	2,633	2,641	2.6%
Cosmos Bidco, Inc.	(16)	SF	6.25%	9.87%	11/12/2025	9/14/2029	1,373	1,377	1,382	1.3%
Cosmos Bidco, Inc.	(16)	SF	6.25%	9.87%	11/12/2025	9/14/2029	492	494	495	0.5%
Cosmos Bidco, Inc.		SF	6.25%	9.87%	11/12/2025	9/14/2029	300	300	302	0.3%
Cosmos Bidco, Inc. (Delayed Draw)	(14)(15)	SF	6.25%	9.89%	11/12/2025	9/14/2029	392	—	—	0.0%
Cosmos Bidco, Inc. (Revolver)	(14)	SF	6.25%	9.89%	11/12/2025	9/14/2029	410	98	98	0.1%
Milrose Consultants, LLC	(16)	SF	6.60%	10.27%	11/12/2025	8/31/2028	103	103	104	0.1%
Milrose Consultants, LLC	(16)	SF	6.60%	10.27%	11/12/2025	8/31/2028	230	230	231	0.2%
Milrose Consultants, LLC	(16)	SF	6.65%	10.32%	11/12/2025	8/31/2028	2,863	2,868	2,881	2.8%
Milrose Consultants, LLC	(16)	SF	6.60%	10.27%	11/12/2025	8/31/2028	599	600	602	0.6%
Milrose Consultants, LLC	(16)	SF	6.60%	10.27%	11/12/2025	8/31/2028	1,095	1,097	1,102	1.1%
Milrose Consultants, LLC (Revolver)	(14)	SF	6.60%	10.27%	11/12/2025	8/31/2028	151	75	75	0.1%
Pursuit Buyer, LLC	(16)	SF	6.25%	8.95% Cash/ 1.00% PIK	1/5/2026	1/5/2032	5,000	4,952	4,950	4.8%
Pursuit Buyer, LLC (Delayed Draw)	(14)(15)	SF	5.25%	8.95%	1/5/2026	1/5/2032	557	117	117	0.1%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
March 31, 2026
(unaudited)
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
Pursuit Buyer, LLC (Delayed Draw)	(14)(15)	SF	6.25%	8.95% Cash/ 1.00% PIK	1/5/2026	1/5/2032	2,000	$—	$—	0.0%
Pursuit Buyer, LLC (Revolver)	(14)	SF	6.25%	8.95% Cash/ 1.00% PIK	1/5/2026	1/5/2032	1,500	—	—	0.0%
Rampart Exterior Services Buyer, Inc.	(16)	SF	5.25%	8.92%	1/2/2026	8/6/2030	1,097	1,082	1,108	1.1%
Rampart Exterior Services Buyer, Inc.	(16)	SF	5.25%	8.92%	11/12/2025	8/6/2030	1,625	1,621	1,641	1.6%
Rampart Exterior Services Buyer, Inc.	(16)	SF	5.25%	8.92%	11/12/2025	8/6/2030	1,125	1,122	1,136	1.1%
Rampart Exterior Services Buyer, Inc.	(16)	SF	5.25%	8.92%	11/12/2025	8/6/2030	1,552	1,548	1,567	1.5%
Rampart Exterior Services Buyer, Inc. (Revolver)	(14)	SF	5.25%	8.92%	11/12/2025	8/6/2030	589	—	—	0.0%
SingleStore, Inc.	(16)	SF	6.25%	8.91% Cash/ 1.00% PIK	11/12/2025	10/16/2031	11,124	11,020	11,124	10.8%
SingleStore, Inc. (Delayed Draw)	(14)(15)	SF	6.25%	8.91% Cash/ 1.00% PIK	11/12/2025	10/16/2031	1,268	244	244	0.2%
SingleStore, Inc. (Revolver)	(14)	SF	6.25%	8.91% Cash/ 1.00% PIK	11/12/2025	10/16/2031	1,294	—	—	0.0%
Veritas Buyer, LLC and DecisionHR Holdings, Inc.	(16)	SF	4.50%	8.16%	12/8/2025	12/8/2031	5,000	4,953	4,965	4.8%
Veritas Buyer, LLC and DecisionHR Holdings, Inc. (Delayed Draw)	(14)(15)	SF	4.50%	8.16%	12/8/2025	12/8/2031	1,563	—	—	0.0%
Veritas Buyer, LLC and DecisionHR Holdings, Inc. (Revolver)	(14)	SF	4.50%	8.16%	12/8/2025	12/8/2031	781	—	—	0.0%
Vhagar Purchaser, LLC	(16)	SF	5.50%	9.16%	11/12/2025	6/11/2031	987	987	987	1.0%
Vhagar Purchaser, LLC	(16)	SF	5.50%	9.16%	11/12/2025	6/11/2031	2,171	2,170	2,171	2.1%
Vhagar Purchaser, LLC (Delayed Draw)	(14)(15)	SF	5.50%	9.16%	11/12/2025	6/11/2031	493	—	—	0.0%
Vhagar Purchaser, LLC (Revolver)	(14)	SF	5.50%	9.16%	11/12/2025	6/11/2031	197	—	—	0.0%
							63,592	49,674	49,954	48.4%
Services: Consumer
Clydesdale Holdings, LLC	(16)	SF	6.40%	10.10%	11/6/2025	6/23/2028	1,559	1,559	1,559	1.5%
Clydesdale Holdings, LLC	(16)	SF	5.90%	9.60%	11/6/2025	6/23/2028	1,424	1,412	1,414	1.4%
Clydesdale Holdings, LLC	(16)	SF	5.90%	9.60%	11/6/2025	6/23/2028	2,026	2,009	2,012	1.9%
Kar Wash Holdings, LLC	(16)	SF	5.76%	9.42%	11/12/2025	2/26/2027	678	678	678	0.7%
Kar Wash Holdings, LLC	(16)	SF	5.76%	9.42%	11/12/2025	2/28/2027	1,384	1,387	1,387	1.3%
Kar Wash Holdings, LLC	(16)	SF	5.76%	9.42%	11/12/2025	2/26/2027	1,149	1,149	1,149	1.1%
Kar Wash Holdings, LLC	(16)	SF	5.76%	9.42%	11/12/2025	2/26/2027	1,270	1,272	1,270	1.2%
Kar Wash Holdings, LLC (Revolver)		SF	5.61%	9.28%	11/12/2025	2/26/2027	419	419	419	0.4%
Vanterra Holdings, LLC (Delayed Draw)	(14)(15)	SF	4.25%	7.96%	1/30/2026	8/8/2031	3,000	—	—	0.0%
							12,909	9,885	9,888	9.5%
Transportation: Cargo
Epika Fleet Services, Inc.	(16)	SF	5.00%	8.70%	11/12/2025	4/17/2031	1,564	1,578	1,564	1.5%
Epika Fleet Services, Inc.	(16)	SF	5.00%	8.67%	11/12/2025	4/17/2031	414	418	414	0.4%
Epika Fleet Services, Inc.	(16)	SF	5.00%	8.70%	11/12/2025	4/17/2031	4,791	4,791	4,791	4.6%
Epika Fleet Services, Inc. (Revolver)	(14)	SF	5.00%	8.70%	11/12/2025	4/17/2031	2,645	—	—	0.0%
RD Last Mile Holdings, LLC	(16)	SF	6.15%	9.80%	1/9/2026	3/8/2027	332	328	332	0.3%
RD Last Mile Holdings, LLC	(16)	SF	6.15%	9.81%	11/12/2025	3/8/2027	2,133	2,130	2,133	2.1%
RD Last Mile Holdings, LLC	(16)	SF	6.15%	9.81%	11/12/2025	3/8/2027	438	437	438	0.4%
RD Last Mile Holdings, LLC	(16)	SF	6.15%	9.81%	11/12/2025	3/8/2027	992	991	992	1.0%
RD Last Mile Holdings, LLC (Revolver)	(14)	SF	6.15%	9.80%	11/12/2025	3/8/2027	554	—	—	0.0%
							13,863	10,673	10,664	10.3%
Total Non-Controlled/Non-Affiliate Senior Secured Loans							246,299	198,441	199,088	192.6%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
March 31, 2026
(unaudited)
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
Equity Investments (7) (11) (12)
Construction & Building
FR Panther Intermediate, LLC (53,333 Class A-1 units)	(17)	—	—	—	1/23/2026	—	—	$533	$533	0.5%
								533	533	0.5%
Consumer Goods: Durable
Engineered Metal Solutions, Inc. (2,601 Class A units)		—	—	—	11/19/2025	—	—	2,549	2,809	2.7%
								2,549	2,809	2.7%
Environmental Industries
Volt Bidco, Inc. (311 shares of common stock)		—	—	—	11/19/2025	—	—	332	266	0.3%
								332	266	0.3%
High Tech Industries
Pathlock, Inc. (537 Series A preferred shares)		—	—	—	11/19/2025	—	—	348	316	0.3%
Planful, Inc. (154,557 Class A units)		n/a	n/a	8.00% PIK	11/19/2025	—	—	397	355	0.3%
Planful, Inc. (11,693 Class B options)		—	—	—	11/19/2025	—	—	15	12	0.0%
								760	683	0.6%
Services: Business
Cosmos Bidco, Inc. (164,077 Class A membership interest)		—	—	—	11/19/2025	—	—	191	167	0.2%
Pursuit Buyer, LLC (2,000 Class A-1 units)		—	—	—	1/5/2026	—	—	200	200	0.2%
Rampart Exterior Services Buyer, Inc. (873 Series A-2 preferred units)		n/a	n/a	10.00% PIK	11/19/2025	—	—	836	1,147	1.1%
SingleStore, Inc. (1,410,256 shares of common stock)		—	—	—	11/19/2025	—	—	1,410	1,396	1.3%
								2,637	2,910	2.8%
Services: Consumer
Kar Wash Holdings, LLC (7,922 Series A preferred units)		—	—	—	11/19/2025	—	—	15	29	0.0%
Kar Wash Holdings, LLC (43,954 Class A units)		—	—	—	11/19/2025	—	—	68	146	0.1%
								83	175	0.1%
Transportation: Cargo
Epika Fleet Services, Inc. (273,128 shares of common stock)		—	—	—	3/13/2026	—	—	416	416	0.4%
RD Last Mile Holdings, LLC (2,216,479 shares of common stock)	(13)	—	—	—	11/19/2025	—	—	3,668	4,679	4.5%
								4,084	5,095	4.9%
Total Non-Controlled/Non-Affiliate Equity Investments								10,978	12,471	11.9%

Total Non-Controlled/Non-Affiliate Company Investments								$209,419	$211,559	204.5%

TOTAL INVESTMENTS								$209,419	$211,559	204.5%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
March 31, 2026
(unaudited)
(in thousands, except for shares and units)
Derivative Instruments
Foreign currency forward contracts

Description	Notional Amount to be Purchased	Notional Amount to be Sold		Counterparty	Settlement Date	Unrealized Gain (Loss)
Foreign currency forward contract	$41	AUD	63	Bannockburn Global Forex, LLC	4/2/2026	$(2)
Foreign currency forward contract	$36	AUD	55	Bannockburn Global Forex, LLC	7/3/2026	(2)
Foreign currency forward contract	$34	AUD	53	Bannockburn Global Forex, LLC	10/2/2026	(2)
Foreign currency forward contract	$33	AUD	51	Bannockburn Global Forex, LLC	1/5/2027	(2)
Foreign currency forward contract	$32	AUD	49	Bannockburn Global Forex, LLC	4/5/2027	(2)
Foreign currency forward contract	$31	AUD	49	Bannockburn Global Forex, LLC	7/2/2027	(2)
Foreign currency forward contract	$32	AUD	50	Bannockburn Global Forex, LLC	10/5/2027	(3)
Foreign currency forward contract	$31	AUD	50	Bannockburn Global Forex, LLC	1/5/2028	(3)
Foreign currency forward contract	$31	AUD	51	Bannockburn Global Forex, LLC	4/5/2028	(3)
Foreign currency forward contract	$3,740	AUD	6,050	Bannockburn Global Forex, LLC	7/5/2028	(435)
Foreign currency forward contract	$11	CAD	16	Bannockburn Global Forex, LLC	4/6/2026	—
Foreign currency forward contract	$35	CAD	48	Bannockburn Global Forex, LLC	7/3/2026	—
Foreign currency forward contract	$35	CAD	47	Bannockburn Global Forex, LLC	10/5/2026	—
Foreign currency forward contract	$40	CAD	55	Bannockburn Global Forex, LLC	1/5/2027	—
Foreign currency forward contract	$39	CAD	54	Bannockburn Global Forex, LLC	4/5/2027	—
Foreign currency forward contract	$40	CAD	55	Bannockburn Global Forex, LLC	7/6/2027	—
Foreign currency forward contract	$40	CAD	56	Bannockburn Global Forex, LLC	10/5/2027	—
Foreign currency forward contract	$40	CAD	56	Bannockburn Global Forex, LLC	1/4/2028	—
Foreign currency forward contract	$40	CAD	56	Bannockburn Global Forex, LLC	4/4/2028	—
Foreign currency forward contract	$40	CAD	55	Bannockburn Global Forex, LLC	7/5/2028	—
Foreign currency forward contract	$40	CAD	56	Bannockburn Global Forex, LLC	10/3/2028	—
Foreign currency forward contract	$1,790	CAD	2,496	Bannockburn Global Forex, LLC	1/3/2029	(4)
						$(460)

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
March 31, 2026
(unaudited)
(in thousands, except for shares and units)
____________________________________________________
(1)    All of Monroe Capital Enhanced Corporate Lending Fund’s (together with its consolidated wholly-owned subsidiaries, the “Fund”) investments are issued by eligible portfolio companies, as defined in the Investment Company Act of 1940, as amended, (the “1940 Act”), unless otherwise noted. All of the Fund’s investments are issued by U.S. portfolio companies unless otherwise noted. As of March 31, 2026 all investments are non-controlled, non-affiliated investments. Non-controlled, non-affiliated investments are defined as investments in which the Fund owns less than 5% of the portfolio company’s outstanding voting securities and does not have the power to exercise control over the management or policies of such portfolio company.
(2)    The majority of the investments bear interest at a rate that may be determined by reference to the Secured Overnight Financing Rate (“SOFR” or “SF”) or Canadian Overnight Repo Rate Average ("CORRA" or "CA"), each of which reset daily, monthly, quarterly, or semiannually. For each such investment, the Fund has provided the spread over SOFR or CORRA, as applicable, and the current contractual interest rate in effect at March 31, 2026. Certain investments may be subject to an interest rate floor or rate cap. Certain investments contain a payment-in-kind (“PIK”) provision.
(3)    Except as otherwise noted, all of the Fund’s portfolio company investments, which as of March 31, 2026 represented 204.5% of the Fund’s net assets or 95.6% of the Fund’s total assets, are subject to legal restrictions on sales.
(4)    Except as otherwise noted, because there is no readily available market value for these investments, the fair value of each of these investments is determined in good faith using significant unobservable inputs by the Valuation Designee (as defined in Note 4 in the accompanying notes to the consolidated financial statements). See Note 4 in the accompanying notes to the consolidated financial statements for more information regarding the fair value of the Fund’s investments.
(5)    Percentages are based on net assets of $103,461 as of March 31, 2026.
(6)    The headquarters of this portfolio company is located in Australia.
(7)    Represents less than 5% ownership of the portfolio company’s voting securities.
(8)    This loan is denominated in Canadian dollars and is translated into U.S. dollars as of the valuation date.
(9)    This loan is denominated in Australian dollars and is translated into U.S. dollars as of the valuation date.
(10)    This investment is treated as a non-qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, the Fund may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of the Fund’s total assets. As of March 31, 2026, non-qualifying assets totaled 3.9% of the Fund’s total assets (at fair value).
(11)    Investments without an interest rate are non-income producing.
(12)    Ownership of certain equity investments may occur through a holding company or partnership.
(13)    Investment is held by a taxable subsidiary of the Fund. See Note 2 in the accompanying notes to the consolidated financial statements for additional information on the Fund’s wholly-owned taxable subsidiaries.
(14)    All or a portion of this commitment was unfunded at March 31, 2026. As such, interest is earned only on the funded portion of this commitment.
(15)    This delayed draw loan requires that certain financial covenants be met by the portfolio company prior to any fundings by the Fund.
(16)    All or a portion of this security was held in MLEND Financing SPV I LLC ("MLEND Financing SPV"), which is a wholly-owned subsidiary of the Fund, as collateral for MLEND Financing SPV's senior secured revolving credit facility (as amended and/or restated from time to time, the "DB Credit Facility") with Deutsche Bank AG, New York Branch.
(17)    As of March 31, 2026, the Company was party to a subscription agreement with a commitment to fund an additional equity investment of $356.
n/a - not applicable
See Notes to Consolidated Financial Statements.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS
December 31, 2025
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
Non-Controlled/Non-Affiliate Company Investments
Senior Secured Loans
Automotive
Excel Testing and Engineering Holdings LLC	(16)	SF	4.50%	8.19%	12/22/2025	12/22/2031	1,500	$1,485	$1,485	1.5%
Excel Testing and Engineering Holdings LLC (Delayed Draw)	(14)(15)	SF	4.50%	8.19%	12/22/2025	12/22/2031	2,500	—	—	0.0%
Excel Testing and Engineering Holdings LLC (Revolver)	(14)	SF	4.50%	8.19%	12/22/2025	12/22/2031	500	—	—	0.0%
Lifted Trucks Holdings, LLC	(16)	SF	5.35%	9.22%	11/12/2025	11/1/2028	389	$388	$388	0.4%
Lifted Trucks Holdings, LLC	(16)	SF	5.35%	9.22%	11/6/2025	11/1/2028	5,418	$5,415	$5,418	5.3%
Lifted Trucks Holdings, LLC (Revolver)	(14)	SF	5.35%	9.22%	11/12/2025	11/1/2028	488	$183	$183	0.2%
							10,795	7,471	7,474	7.4%
Banking
StarCompliance MidCo, LLC	(16)	SF	5.85%	9.52%	11/12/2025	1/12/2027	112	112	112	0.1%
StarCompliance MidCo, LLC	(16)	SF	5.85%	9.52%	11/12/2025	1/12/2027	342	342	341	0.3%
StarCompliance MidCo, LLC	(16)	SF	5.85%	9.52%	11/12/2025	1/12/2027	201	202	201	0.2%
StarCompliance MidCo, LLC	(16)	SF	5.85%	9.52%	11/12/2025	1/12/2027	790	791	790	0.8%
StarCompliance MidCo, LLC (Revolver)	(14)	SF	5.85%	9.52%	11/12/2025	1/12/2027	450	176	176	0.2%
							1,895	1,623	1,620	1.6%
Chemicals, Plastics & Rubber
EMCO Holdco LLC	(16)	SF	5.00%	8.72%	12/9/2025	12/9/2032	7,000	6,931	6,930	6.8%
EMCO Holdco LLC (Delayed Draw)	(14)(15)	SF	5.00%	8.72%	12/9/2025	12/9/2032	1,369	—	—	0.0%
EMCO Holdco LLC (Revolver)	(14)	SF	5.00%	8.72%	12/9/2025	12/9/2030	1,790	—	—	0.0%
							10,159	6,931	6,930	6.8%
Consumer Goods: Durable
Engineered Metal Solutions, Inc.	(16)	SF	5.50%	9.37%	11/19/2025	9/22/2030	2,404	2,357	2,404	2.4%
Engineered Metal Solutions, Inc. (Revolver)	(14)	SF	5.50%	9.37%	11/19/2025	9/22/2030	610	—	—	0.0%
							3,014	2,357	2,404	2.4%
Consumer Goods: Non-Durable
Cohere Beauty, Phoenix LLC (fka Arizona Natural Resources, LLC)	(16)	SF	6.61%	10.49%	11/12/2025	5/18/2026	1,763	1,760	1,753	1.7%
Cohere Beauty, Phoenix LLC (fka Arizona Natural Resources, LLC)	(16)	SF	6.61%	10.49%	11/12/2025	5/18/2026	243	243	242	0.2%
Cohere Beauty, Phoenix LLC (fka Arizona Natural Resources, LLC)	(16)	SF	6.61%	10.49%	11/12/2025	5/18/2026	1,659	1,656	1,650	1.6%
Cohere Beauty, Phoenix LLC (fka Arizona Natural Resources, LLC)	(16)	SF	6.61%	10.49%	11/12/2025	5/18/2026	285	284	283	0.3%
Cohere Beauty, Phoenix LLC (fka Arizona Natural Resources, LLC) (Revolver)	(14)	SF	6.61%	10.49%	11/12/2025	5/18/2026	2,665	1,066	1,060	1.0%
Niteo Products, LLC	(16)	SF	5.25%	9.02%	12/4/2025	12/4/2031	5,000	4,926	4,926	4.9%
Niteo Products, LLC (Revolver)	(14)	SF	5.25%	9.02%	12/4/2025	12/4/2031	974	—	—	0.0%
							12,589	9,935	9,914	9.7%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
December 31, 2025
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
Environmental Industries
Volt Bidco, Inc.	(16)	SF	6.50%	10.17% PIK	11/19/2025	8/11/2027	3,586	$3,484	$3,458	3.4%
Volt Bidco, Inc.	(16)	SF	6.50%	10.17% PIK	11/19/2025	8/11/2027	389	377	375	0.4%
Volt Bidco, Inc.	(16)	SF	6.50%	10.17% PIK	11/19/2025	8/11/2027	281	273	271	0.3%
Volt Bidco, Inc.	(16)	SF	6.50%	10.17% PIK	11/19/2025	8/11/2027	677	658	653	0.6%
Volt Bidco, Inc. (Revolver)	(14)	SF	6.50%	10.17% PIK	11/19/2025	8/11/2027	338	—	—	0.0%
							5,271	4,792	4,757	4.7%
FIRE: Finance
GC Champion Acquisition LLC	(16)	SF	5.00%	9.22%	11/19/2025	8/18/2028	1,734	1,734	1,734	1.7%
GC Champion Acquisition LLC	(16)	SF	5.00%	9.22%	11/19/2025	8/18/2028	1,179	1,179	1,179	1.2%
GC Champion Acquisition LLC	(16)	SF	5.00%	9.22%	11/19/2025	8/18/2028	578	578	578	0.6%
GC Champion Acquisition LLC (Delayed Draw)	(14)(15)	SF	5.00%	9.22%	11/18/2025	8/18/2028	562	—	—	0.0%
Protecht Group Holdings Pty Ltd	(6)(9)(10)	SF	7.00%	3.70% Cash/ 7.00% PIK	12/19/2025	12/19/2031	4,004	3,928	3,965	3.9%
Protecht Group Holdings Pty Ltd (Delayed Draw)	(6)(9)(10)(14)(15)	SF	7.00%	3.70% Cash/ 7.00% PIK	12/19/2025	12/19/2031	1,001	—	—	0.0%
Protecht Group Holdings Pty Ltd (Delayed Draw)	(6)(9)(10)(14)(15)	SF	7.00%	3.70% Cash/ 7.00% PIK	12/19/2025	12/19/2031	440	—	—	0.0%
Protecht Group Holdings Pty Ltd (Revolver)	(6)(9)(10)(14)	SF	7.00%	3.70% Cash/ 7.00% PIK	12/19/2025	12/19/2031	200	—	—	0.0%
Protecht Group Holdings Pty Ltd (Revolver)	(6)(14)	SF	7.00%	3.70% Cash/ 7.00% PIK	12/19/2025	12/19/2031	300	—	—	0.0%
							9,998	7,419	7,456	7.4%
Healthcare & Pharmaceuticals
Dorado Acquisition, Inc.	(16)	SF	6.85%	10.72%	11/6/2025	6/30/2026	2,173	2,149	2,158	2.1%
Dorado Acquisition, Inc.	(16)	SF	6.90%	10.89%	11/6/2025	6/30/2026	2,898	2,866	2,878	2.9%
Phia Purchaser, LLC	(16)	SF	4.50%	8.29%	12/1/2025	12/1/2032	5,000	4,951	4,951	4.9%
Phia Purchaser, LLC (Delayed Draw)	(14)(15)	SF	4.50%	8.29%	12/1/2025	12/1/2032	1,276	—	—	0.0%
Phia Purchaser, LLC (Revolver)	(14)	SF	4.50%	8.29%	12/1/2025	12/1/2032	765	—	—	0.0%
The Smilist DSO, LLC	(16)	SF	6.00%	9.67%	11/6/2025	4/4/2029	3,926	3,939	3,947	3.9%
The Smilist DSO, LLC	(16)	SF	6.00%	9.67%	11/6/2025	4/4/2029	1,061	1,065	1,067	1.1%
The Smilist DSO, LLC	(16)	SF	6.00%	9.67%	11/19/2025	4/4/2029	2,566	2,575	2,580	2.5%
TigerConnect, Inc.	(16)	SF	6.40%	10.25%	11/12/2025	8/16/2029	613	613	613	0.6%
TigerConnect, Inc.	(16)	SF	6.40%	10.25%	11/12/2025	8/16/2029	10,727	10,727	10,727	10.6%
TigerConnect, Inc.		SF	6.40%	10.25%	11/12/2025	8/16/2029	1,343	1,343	1,343	1.3%
TigerConnect, Inc.		SF	6.40%	10.25%	11/12/2025	8/16/2029	56	56	56	0.1%
TigerConnect, Inc. (Revolver)	(14)	SF	6.40%	10.25%	11/12/2025	8/16/2029	1,532	—	—	0.0%
							33,936	30,284	30,320	30.0%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
December 31, 2025
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
High Tech Industries
Acquia Inc.	(16)	SF	5.65%	9.59%	11/19/2025	11/1/2026	2,544	$2,544	$2,544	2.5%
Acquia Inc.	(16)	SF	5.65%	9.59%	11/19/2025	11/1/2026	1,240	1,240	1,240	1.2%
Acquia Inc. (Revolver)		SF	5.65%	9.61%	11/19/2025	11/1/2026	1,216	1,216	1,216	1.2%
Pathlock, Inc.	(16)	SF	6.40%	10.24%	11/12/2025	11/10/2027	1,258	1,258	1,258	1.2%
Pathlock, Inc.	(16)	SF	6.40%	10.24%	11/12/2025	11/10/2027	1,730	1,730	1,730	1.7%
Pathlock, Inc.	(16)	SF	6.40%	10.24%	11/12/2025	11/10/2027	435	435	435	0.4%
Pathlock, Inc.	(16)	SF	6.40%	10.24%	11/12/2025	11/10/2027	994	994	994	1.0%
Pathlock, Inc. (Delayed Draw)	(14)(15)	SF	6.40%	10.26%	11/12/2025	11/10/2027	261	130	132	0.1%
Pathlock, Inc. (Delayed Draw)	(14)(15)	SF	6.40%	10.24%	11/12/2025	11/10/2027	261	—	—	0.0%
Pathlock, Inc. (Revolver)	(14)	SF	6.40%	10.24%	11/12/2025	11/10/2027	261	235	235	0.2%
Planful, Inc.	(16)	SF	6.26%	10.25%	11/12/2025	12/28/2026	3,104	3,102	3,101	3.1%
Planful, Inc.	(16)	SF	6.26%	10.25%	11/12/2025	12/28/2026	433	433	433	0.4%
Planful, Inc.	(16)	SF	6.26%	10.25%	11/12/2025	12/28/2026	433	433	433	0.4%
Planful, Inc.	(16)	SF	6.26%	10.25%	11/12/2025	12/28/2026	289	289	288	0.3%
Planful, Inc. (Revolver)		SF	6.26%	9.95%	11/12/2025	12/28/2026	361	361	361	0.4%
Securly, Inc.	(16)	SF	7.10%	10.79%	11/12/2025	4/22/2027	997	997	997	1.0%
Securly, Inc.	(16)	SF	7.10%	10.94%	11/12/2025	4/22/2027	440	440	440	0.4%
Securly, Inc.	(16)	SF	7.10%	10.94%	11/12/2025	4/22/2027	380	380	380	0.4%
Securly, Inc.	(16)	SF	7.10%	10.94%	11/12/2025	4/22/2027	2,368	2,368	2,368	2.3%
Securly, Inc.	(16)	SF	7.10%	10.94%	11/12/2025	4/22/2027	230	230	230	0.2%
Securly, Inc. (Revolver)	(14)	SF	7.10%	10.94%	11/12/2025	4/22/2027	1,538	923	923	0.9%
ZI Intermediate II, Inc.	(16)	SF	5.25%	9.10%	11/14/2025	11/14/2031	12,500	12,457	12,505	12.3%
ZI Intermediate II, Inc. (Revolver)	(14)	SF	5.25%	9.10%	11/14/2025	11/14/2031	1,042	—	—	0.0%
							34,315	32,195	32,243	31.6%
Media: Advertising, Printing & Publishing
EverView AcquisitionCo, Inc.	(16)	SF	5.25%	9.04%	11/12/2025	9/3/2031	8,938	8,850	8,938	8.8%
EverView AcquisitionCo, Inc. (Delayed Draw)	(14)(15)	SF	5.25%	9.04%	11/12/2025	9/3/2031	2,750	—	—	0.0%
EverView AcquisitionCo, Inc. (Revolver)	(14)	SF	5.25%	9.04%	11/12/2025	9/3/2031	2,063	—	—	0.0%
							13,751	8,850	8,938	8.8%
Retail
Pacvue Intermediate LLC	(16)	SF	5.25%	8.92%	11/19/2025	10/19/2027	963	963	964	1.0%
Pacvue Intermediate LLC	(16)	SF	5.25%	8.92%	11/19/2025	10/19/2027	303	303	303	0.3%
Pacvue Intermediate LLC (Revolver)	(14)	SF	5.25%	8.92%	11/19/2025	10/19/2027	152	—	—	0.0%
							1,418	1,266	1,267	1.3%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
December 31, 2025
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
Services: Business
Asset Reliability Bidco, Inc.	(8)(10)(16)	CA	5.25%	7.48%	12/1/2025	12/1/2031	1,819	$1,765	$1,819	1.8%
Asset Reliability Bidco, Inc.	(16)	SF	5.25%	9.04%	12/1/2025	12/1/2031	3,250	3,218	3,218	3.2%
Asset Reliability Bidco, Inc. (Delayed Draw)	(14)(15)	SF	5.25%	9.04%	12/1/2025	12/1/2031	1,190	—	—	0.0%
Asset Reliability Bidco, Inc. (Revolver)	(14)	SF	5.25%	9.04%	12/1/2025	12/1/2031	476	—	—	0.0%
Cdata Software, Inc.	(16)	SF	5.75%	9.44%	11/12/2025	7/18/2030	4,745	4,756	4,751	4.7%
Cdata Software, Inc. (Delayed Draw)	(14)(15)	SF	5.75%	9.44%	11/12/2025	7/18/2030	439	—	—	0.0%
Cdata Software, Inc. (Delayed Draw)	(14)(15)	SF	5.75%	9.44%	11/12/2025	7/18/2030	615	242	242	0.2%
Cdata Software, Inc. (Revolver)	(14)	SF	5.75%	9.44%	11/12/2025	7/18/2030	527	—	—	0.0%
Cosmos Bidco, Inc.	(16)	SF	6.25%	9.87%	11/12/2025	9/14/2029	2,625	2,634	2,634	2.6%
Cosmos Bidco, Inc.	(16)	SF	6.25%	9.87%	11/12/2025	9/14/2029	1,373	1,378	1,378	1.4%
Cosmos Bidco, Inc.	(16)	SF	6.25%	9.87%	11/12/2025	9/14/2029	492	494	494	0.5%
Cosmos Bidco, Inc.		SF	6.25%	9.87%	11/12/2025	9/14/2029	300	300	301	0.3%
Cosmos Bidco, Inc. (Delayed Draw)	(14)(15)	SF	6.25%	9.87%	11/12/2025	9/14/2029	392	—	—	0.0%
Cosmos Bidco, Inc. (Revolver)	(14)	SF	6.25%	9.87%	11/12/2025	9/14/2029	410	—	—	0.0%
Milrose Consultants, LLC	(16)	SF	6.60%	10.32%	11/12/2025	8/31/2028	104	104	104	0.1%
Milrose Consultants, LLC	(16)	SF	6.60%	10.32%	11/12/2025	8/31/2028	230	231	231	0.2%
Milrose Consultants, LLC	(16)	SF	6.65%	10.49%	11/12/2025	8/31/2028	2,870	2,876	2,875	2.8%
Milrose Consultants, LLC	(16)	SF	6.60%	10.32%	11/12/2025	8/31/2028	600	601	601	0.6%
Milrose Consultants, LLC	(16)	SF	6.60%	10.32%	11/12/2025	8/31/2028	1,098	1,100	1,100	1.1%
Milrose Consultants, LLC (Revolver)	(14)	SF	6.60%	10.32%	11/12/2025	8/31/2028	151	75	75	0.1%
Rampart Exterior Services Buyer, Inc.	(16)	SF	5.25%	8.97%	11/12/2025	8/6/2030	1,629	1,625	1,646	1.6%
Rampart Exterior Services Buyer, Inc.	(16)	SF	5.25%	8.97%	11/12/2025	8/6/2030	1,128	1,125	1,139	1.1%
Rampart Exterior Services Buyer, Inc.	(16)	SF	5.25%	8.97%	11/12/2025	8/6/2030	1,556	1,552	1,571	1.6%
Rampart Exterior Services Buyer, Inc. (Revolver)	(14)	SF	5.25%	8.97%	11/12/2025	8/6/2030	589	—	—	0.0%
SingleStore, Inc.	(16)	SF	6.25%	9.14% Cash/ 1.00% PIK	11/12/2025	10/16/2031	11,124	11,016	11,013	10.9%
SingleStore, Inc. (Delayed Draw)	(14)(15)	SF	6.25%	9.14% Cash/ 1.00% PIK	11/12/2025	10/16/2031	1,268	—	—	0.0%
SingleStore, Inc. (Revolver)	(14)	SF	6.25%	9.14% Cash/ 1.00% PIK	11/12/2025	10/16/2031	1,294	—	—	0.0%
Veritas Buyer, LLC and DecisionHR Holdings, Inc.	(16)	SF	4.50%	8.28%	12/8/2025	12/8/2031	5,000	4,950	4,950	4.9%
Veritas Buyer, LLC and DecisionHR Holdings, Inc. (Delayed Draw)	(14)(15)	SF	4.50%	8.28%	12/8/2025	12/8/2031	1,563	—	—	0.0%
Veritas Buyer, LLC and DecisionHR Holdings, Inc. (Revolver)	(14)	SF	4.50%	8.28%	12/8/2025	12/8/2031	781	—	—	0.0%
Vhagar Purchaser, LLC	(16)	SF	5.50%	9.49%	11/12/2025	6/11/2031	987	987	988	1.0%
Vhagar Purchaser, LLC	(16)	SF	5.50%	9.49%	11/12/2025	6/11/2031	2,171	2,171	2,172	2.1%
Vhagar Purchaser, LLC (Delayed Draw)	(14)(15)	SF	5.50%	9.49%	11/12/2025	6/11/2031	493	—	—	0.0%
Vhagar Purchaser, LLC (Revolver)	(14)	SF	5.50%	9.49%	11/12/2025	6/11/2031	197	—	—	0.0%
							53,486	43,200	43,302	42.8%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
December 31, 2025
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
Services: Consumer
Clydesdale Holdings, LLC	(16)	SF	6.40%	10.09%	11/6/2025	6/23/2028	1,563	$1,563	$1,563	1.6%
Clydesdale Holdings, LLC	(16)	SF	5.90%	9.59%	11/6/2025	6/23/2028	1,428	1,414	1,417	1.4%
Clydesdale Holdings, LLC	(16)	SF	5.90%	9.59%	11/6/2025	6/23/2028	2,031	2,012	2,015	2.0%
Kar Wash Holdings, LLC	(16)	SF	5.76%	9.75%	11/12/2025	2/26/2027	680	680	680	0.7%
Kar Wash Holdings, LLC	(16)	SF	5.76%	9.75%	11/12/2025	2/28/2027	1,388	1,390	1,392	1.4%
Kar Wash Holdings, LLC	(16)	SF	5.76%	9.75%	11/12/2025	2/26/2027	1,151	1,151	1,151	1.1%
Kar Wash Holdings, LLC	(16)	SF	5.76%	9.75%	11/12/2025	2/26/2027	1,274	1,276	1,277	1.3%
Kar Wash Holdings, LLC (Revolver)		SF	5.76%	9.63%	11/12/2025	2/26/2027	419	419	419	0.4%
							9,934	9,905	9,914	9.9%
Telecommunications
DataOnline Corp.	(16)	SF	5.40%	9.24%	11/6/2025	11/13/2026	4,821	4,831	4,832	4.8%
DataOnline Corp. (Revolver)	(14)	SF	5.40%	9.09%	11/12/2025	11/13/2026	244	171	171	0.2%
							5,065	5,002	5,003	5.0%
Transportation: Cargo
Epika Fleet Services, Inc.	(16)	SF	5.00%	8.69%	11/12/2025	4/17/2031	1,564	1,579	1,579	1.6%
Epika Fleet Services, Inc.	(16)	SF	5.00%	8.84%	11/12/2025	4/17/2031	414	418	418	0.4%
Epika Fleet Services, Inc. (Delayed Draw)	(14)(15)	SF	5.00%	8.69%	11/12/2025	4/17/2031	4,791	2,955	2,984	2.9%
Epika Fleet Services, Inc. (Revolver)	(14)	SF	5.00%	8.69%	11/12/2025	4/17/2031	2,645	—	—	0.0%
RD Last Mile Holdings, LLC	(16)	SF	6.15%	10.14%	11/12/2025	3/8/2027	2,139	2,134	2,138	2.1%
RD Last Mile Holdings, LLC	(16)	SF	6.15%	10.14%	11/12/2025	3/8/2027	439	438	439	0.4%
RD Last Mile Holdings, LLC	(16)	SF	6.15%	10.14%	11/12/2025	3/8/2027	995	993	994	1.0%
RD Last Mile Holdings, LLC (Revolver)	(14)	SF	6.15%	10.14%	11/12/2025	3/8/2027	554	—	—	0.0%
							13,541	8,517	8,552	8.4%
Total Non-Controlled/Non-Affiliate Senior Secured Loans							219,167	179,747	180,094	177.8%

Equity Investments (7) (11) (12)
Consumer Goods: Durable
Engineered Metal Solutions, Inc. (2,601 Class A units)		—	—	—	11/19/2025	—	—	2,549	2,678	2.6%
								2,549	2,678	2.6%
Environmental Industries
Volt Bidco, Inc. (311 shares of common stock)		—	—	—	11/19/2025	—	—	332	275	0.3%
								332	275	0.3%
High Tech Industries
Pathlock, Inc. (537 Series A preferred shares)		—	—	—	11/19/2025	—	—	348	344	0.3%
Planful, Inc. (154,557 Class A units)		n/a	n/a	8.00% PIK	11/19/2025	—	—	397	401	0.4%
Planful, Inc. (11,693 Class B options)		—	—	—	11/19/2025	—	—	15	15	0.0%
								760	760	0.7%
Services: Business
Cosmos Bidco, Inc. (164,077 Class A membership interest)		—	—	—	11/19/2025	—	—	191	186	0.2%
Rampart Exterior Services Buyer, Inc. (725 Series A-2 preferred units)		n/a	n/a	10.00% PIK	11/19/2025	—	—	688	914	0.9%
SingleStore, Inc. (1,410,256 shares of common stock)		—	—	—	11/19/2025	—	—	1,410	1,410	1.4%
								2,289	2,510	2.5%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
December 31, 2025
(in thousands, except for shares and units)

Portfolio Company (1)	Footnotes	Index (2)	Spread (2)	Interest Rate	Acquisition Date (3)	Maturity	Principal	Amortized Cost	Fair Value (4)	% of Net Assets (5)
Services: Consumer
Kar Wash Holdings, LLC (7,922 Series A preferred units)		—	—	—	11/19/2025	—	—	$15	$26	0.0%
Kar Wash Holdings, LLC (43,954 Class A units)		—	—	—	11/19/2025	—	—	68	130	0.1%
								83	156	0.1%
Transportation: Cargo
RD Last Mile Holdings, LLC (2,216,479 shares of common stock)	(13)	—	—	—	11/19/2025	—	—	3,668	4,560	4.5%
								3,668	4,560	4.5%
Total Non-Controlled/Non-Affiliate Equity Investments								9,681	10,939	10.7%

Total Non-Controlled/Non-Affiliate Company Investments								$189,428	$191,033	188.5%

TOTAL INVESTMENTS								$189,428	$191,033	188.5%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
December 31, 2025
(in thousands, except for shares and units)
Derivative Instruments
Foreign currency forward contracts

Description	Notional Amount to be Purchased	Notional Amount to be Sold		Counterparty	Settlement Date	Unrealized Gain (Loss)
Foreign currency forward contract	$41	AUD	63	Bannockburn Global Forex, LLC	4/2/2026	$(1)
Foreign currency forward contract	$36	AUD	55	Bannockburn Global Forex, LLC	7/3/2026	(1)
Foreign currency forward contract	$34	AUD	53	Bannockburn Global Forex, LLC	10/2/2026	(1)
Foreign currency forward contract	$33	AUD	51	Bannockburn Global Forex, LLC	1/5/2027	(1)
Foreign currency forward contract	$31	AUD	49	Bannockburn Global Forex, LLC	4/5/2027	(1)
Foreign currency forward contract	$31	AUD	49	Bannockburn Global Forex, LLC	7/2/2027	(2)
Foreign currency forward contract	$32	AUD	50	Bannockburn Global Forex, LLC	10/5/2027	(2)
Foreign currency forward contract	$31	AUD	50	Bannockburn Global Forex, LLC	1/5/2028	(3)
Foreign currency forward contract	$31	AUD	51	Bannockburn Global Forex, LLC	4/5/2028	(2)
Foreign currency forward contract	$3,740	AUD	6,050	Bannockburn Global Forex, LLC	7/5/2028	(298)
Foreign currency forward contract	$34	AUD	47	Bannockburn Global Forex, LLC	3/4/2026	—
Foreign currency forward contract	$11	CAD	16	Bannockburn Global Forex, LLC	4/6/2026	—
Foreign currency forward contract	$35	CAD	48	Bannockburn Global Forex, LLC	7/3/2026	—
Foreign currency forward contract	$36	CAD	48	Bannockburn Global Forex, LLC	10/5/2026	—
Foreign currency forward contract	$40	CAD	55	Bannockburn Global Forex, LLC	1/5/2027	—
Foreign currency forward contract	$39	CAD	54	Bannockburn Global Forex, LLC	4/5/2027	—
Foreign currency forward contract	$40	CAD	55	Bannockburn Global Forex, LLC	7/6/2027	—
Foreign currency forward contract	$41	CAD	56	Bannockburn Global Forex, LLC	10/5/2027	—
Foreign currency forward contract	$40	CAD	56	Bannockburn Global Forex, LLC	1/4/2028	—
Foreign currency forward contract	$40	CAD	56	Bannockburn Global Forex, LLC	4/4/2028	—
Foreign currency forward contract	$40	CAD	55	Bannockburn Global Forex, LLC	7/5/2028	(1)
Foreign currency forward contract	$40	CAD	56	Bannockburn Global Forex, LLC	10/3/2028	(1)
Foreign currency forward contract	$1,790	CAD	2,496	Bannockburn Global Forex, LLC	1/3/2029	(29)
						$(343)

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
CONSOLIDATED SCHEDULE OF INVESTMENTS - (continued)
December 31, 2025
(in thousands, except for shares and units)
____________________________________________________
(1)    All of the Fund's investments are issued by eligible portfolio companies, as defined in the 1940 Act unless otherwise noted. All of the Fund’s investments are issued by U.S. portfolio companies unless otherwise noted. As of December 31, 2025 all investments are non-controlled, non-affiliated investments. Non-controlled, non-affiliated investments are defined as investments in which the Fund owns less than 5% of the portfolio company’s outstanding voting securities and does not have the power to exercise control over the management or policies of such portfolio company.
(2)    The majority of the investments bear interest at a rate that may be determined by reference to the SOFR or CORRA, each of which reset daily, monthly, quarterly, or semiannually. For each such investment, the Fund has provided the spread over SOFR or CORRA, as applicable, and the current contractual interest rate in effect at December 31, 2025. Certain investments may be subject to an interest rate floor or rate cap. Certain investments contain a PIK provision.
(3)    Except as otherwise noted, all of the Fund’s portfolio company investments, which as of December 31, 2025 represented 188.5% of the Fund’s net assets or 94.5% of the Fund’s total assets, are subject to legal restrictions on sales.
(4)    Except as otherwise noted, because there is no readily available market value for these investments, the fair value of each of these investments is determined in good faith using significant unobservable inputs by the Valuation Designee (as defined in Note 4 in the accompanying notes to the consolidated financial statements). See Note 4 in the accompanying notes to the consolidated financial statements for more information regarding the fair value of the Fund’s investments.
(5)    Percentages are based on net assets of $101,317 as of December 31, 2025.
(6)    The headquarters of this portfolio company is located in Australia.
(7)    Represents less than 5% ownership of the portfolio company’s voting securities.
(8)    This loan is denominated in Canadian dollars and is translated into U.S. dollars as of the valuation date.
(9)    This loan is denominated in Australian dollars and is translated into U.S. dollars as of the valuation date.
(10)    This investment is treated as a non-qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, the Fund may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of the Fund’s total assets. As of December 31, 2025, non-qualifying assets totaled 3.9% of the Fund’s total assets (at fair value).
(11)    Investments without an interest rate are non-income producing.
(12)    Ownership of certain equity investments may occur through a holding company or partnership.
(13)    Investment is held by a taxable subsidiary of the Fund. See Note 2 in the accompanying notes to the consolidated financial statements for additional information on the Fund’s wholly-owned taxable subsidiaries.
(14)    All or a portion of this commitment was unfunded at December 31, 2025. As such, interest is earned only on the funded portion of this commitment.
(15)    This delayed draw loan requires that certain financial covenants be met by the portfolio company prior to any fundings by the Fund.
(16)    All or a portion of this security was held in MLEND Financing SPV as collateral for the DB Credit Facility.
n/a - not applicable
See Notes to Consolidated Financial Statements.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)

Note 1. Organization and Principal Business
Monroe Capital Enhanced Corporate Lending Fund (the “Fund”) is a Delaware statutory trust formed on March 3, 2025. The Fund had no substantive operating activities prior to July 7, 2025, the date if the Fund's initial private offering. The Fund is an externally managed, non-diversified, closed-end management investment company which elected on November 20, 2025 (the "BDC Election Date") to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, the Fund intends to elect to be treated for U.S. federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company ("RIC") under the Internal Revenue Code of 1986, as amended (the "Code"). The Fund had no substantive operating activities prior to November 6, 2025. The Fund’s investment objective is to provide investors with consistent current income and attractive risk-adjusted returns that are less correlated with public markets.
Prior to the BDC Election Date, Monroe Capital Management Advisors, LLC (“MC Management”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), served as the Fund’s investment adviser pursuant to an investment advisory agreement (the “MC Management Advisory Agreement”) and as the Fund’s administrator (in such capacity, the “Administrator”), pursuant to an administration agreement (the “Administration Agreement”). In connection with the Fund’s election to be regulated as a BDC under the 1940 Act, effective as of the BDC Election Date, the MC Management Advisory Agreement was terminated, and the Fund entered into an investment advisory agreement (the “Advisory Agreement”) with Monroe Capital BDC Advisors, LLC (“MC Advisors”), pursuant to which MC Advisors serves as the Fund’s investment adviser. Following the BDC Election Date, MC Management continues to serve as the Administrator for the Fund.
The term “Adviser” as used in this report refers (i) to MC Management in its capacity as the Fund’s investment adviser prior to the BDC Election Date and (ii) to MC Advisors in its capacity as the Fund’s investment adviser following the Fund’s entry into the Advisory Agreement on the BDC Election Date.
On May 6, 2025, the Fund received an exemptive order from the U.S. Securities and Exchange Commission ("SEC"), that permits the Fund to issue any multiple classes of its common shares of beneficial interests (the “Common Shares”) with, among others, different ongoing shareholder servicing and/or distribution fees (the “Multi-Class Exemptive Relief”). Pursuant to the Multi-Class Exemptive Relief, the Fund offers on a continuous basis up to $1.0 billion of its Common Shares, including Class S shares, Class D shares and Class I shares, pursuant to a continuous public offering (the “Public Offering”) registered with the SEC. The share classes have different ongoing shareholder servicing and/or distribution fees. The purchase price per share for each class of Common Shares equals the Fund’s NAV per share, as of the effective date of the monthly share purchase date. The Public Offering is a “best efforts” offering, which means that InspereX LLC, the managing dealer for the Public Offering, will use its best efforts to sell Common Shares, but is not obligated to purchase or sell any specific amount of shares.
On July 7, 2025, Monroe Capital Onshore Holdco LLC (the "Initial Seed Investor"), an affiliate of the Adviser, invested $15 in Class I shares as a seed investment in the Fund (the “Initial Seed Investment”), in connection with which the Initial Seed Investor received an aggregate of 600 Class I shares at $25.00 per share. In addition, on November 6, 2025, another affiliate of the Adviser invested $100,000 in Class I shares (the “Seed Contribution”), in connection with which investor received an aggregate of 3,947,888 Class I shares at $25.33 per share and the Fund commenced investment activities and operations pursuant to an exclusion from the definition of “investment company” in the 1940 Act. The Fund has not offered or sold any of its Class S or Class D shares. In order to avoid the blind-pool aspects typically associated with the launch of a new fund, the Fund used the proceeds from the Seed Contribution, along with borrowings, to purchase portfolio investments in accordance with the Fund's investment objectives. See Note 5 for additional information on these purchases.
On September 25, 2025, the Fund created a wholly-owned subsidiary, MLEND Financing SPV I LLC ("MLEND Financing SPV"), for purposes of entering into a senior secured revolving credit facility (as amended and/or restated from time to time, the “DB Credit Facility”) with Deutsche Bank AG, New York Branch. See Note 6 for additional information on the DB Credit Facility.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying interim consolidated financial statements of the Fund have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The accompanying interim consolidated financial statements of the Fund and related financial information have been prepared pursuant to the requirements for reporting on Form 10-Q and Articles 6, 10, and 12 of Regulation S-X. Accordingly, certain disclosures required by GAAP for the annual reporting of consolidated financial statements are omitted. The Fund has determined it meets the definition of an investment company and follows the accounting and reporting guidance in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946 – Financial Services – Investment Companies (“ASC Topic 946”). The Fund’s first annual fiscal period ended on December 31, 2025. As the Fund commenced investment activities and operations on November 6, 2025 and had no net increase (decrease) in net assets resulting from operations during the three months ended March 31, 2025, comparative consolidated statements of operations, consolidated statements of changes in net assets, and consolidated statements of cash flows are not presented.
These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes contained in the Fund’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2026, including the significant accounting policies described in “Note 2. Summary of Significant Accounting Policies” in the Fund’s consolidated financial statements included therein.
As an emerging growth company, the Fund intends to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires the Fund to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the valuation of investments.
Consolidation
As permitted under ASC Topic 946, the Fund will generally not consolidate a portfolio company in which it has invested other than an investment company subsidiary or a controlled operating company whose business consists of providing services to the Fund. Accordingly, the Fund consolidated the results of its wholly-owned subsidiaries, including MLEND Financing SPV (the "Non-Taxable Subsidiary") and MLEND Holding Company I, LLC, the Fund’s wholly-owned taxable subsidiary (the “Taxable Subsidiary”, and together with the Non-Taxable Subsidiary, the "Subsidiaries"), in its consolidated financial statements. The purpose of the Taxable Subsidiary is to permit the Fund to hold equity investments in portfolio companies that are taxed as partnerships for U.S. federal income tax purposes while complying with the “source of income” requirements contained in the RIC tax provisions of the Code. The Taxable Subsidiary is not consolidated with the Fund for U.S. federal corporate income tax purposes, and the Taxable Subsidiary is subject to U.S. federal corporate income tax on its taxable income. All intercompany balances and transactions have been eliminated.
Fair Value of Financial Instruments
The Fund applies fair value to substantially all of its financial instruments in accordance with ASC Topic 820 – Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework used to measure fair value, and requires disclosures for fair value measurements, including the categorization of financial instruments into a three-level hierarchy based on the transparency of valuation inputs. See Note 4 for further discussion regarding the fair value measurements and hierarchy.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
ASC Topic 820 requires disclosure of the fair value of financial instruments for which it is practical to estimate such value. The Fund believes that the carrying amounts of its other financial instruments such as cash and cash equivalents, restricted cash and cash equivalents, receivables and payables approximate the fair value of such items due to the short maturity of such instruments.
Revenue Recognition
The Fund’s revenue recognition policies are as follows:
Investments and related investment income: Interest and dividend income is recorded on the accrual basis to the extent that the Fund expects to collect such amounts. Interest income is accrued based upon the outstanding principal amount and contractual terms of debt and preferred equity investments. Interest is accrued on a daily basis. The Fund records fees on loans based on the determination of whether the fee is considered a yield enhancement or payment for a service. If the fee is considered a yield enhancement associated with a funding of cash on a loan, the fee is generally deferred and recognized into interest income using the effective interest method if captured in the cost basis or using the straight-line method if the loan is unfunded and therefore there is no cost basis. If the fee is not considered a yield enhancement because a service was provided, and the fee is payment for that service, the fee is deemed earned and recorded as other income in the period the service is completed.
Dividend income on preferred equity investments is recorded as dividend income on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity investments is recorded on the record date for private portfolio companies. Each distribution received from limited liability company (“LLC”) and limited partnership (“LP”) investments is evaluated to determine if the distribution should be recorded as dividend income or a return of capital. Generally, the Fund will not record distributions from equity investments in LLCs and LPs as dividend income unless there are sufficient accumulated tax-basis earnings and profits in the LLC or LP prior to the applicable distribution. Distributions that are classified as a return of capital are recorded as a reduction in the cost basis of the investment. For the three months ended March 31, 2026, the Fund did not receive return of capital distributions from its equity investments.
The Fund has certain investments in its portfolio that contain a payment-in-kind (“PIK”) provision, which represents contractual interest or dividends that are added to the principal balance and recorded as income. The Fund stops accruing PIK interest or PIK dividends when it is determined that PIK interest or PIK dividends are no longer collectible. To maintain RIC tax treatment, and to avoid incurring corporate U.S. federal income tax, substantially all income accrued from PIK provisions must be paid out to shareholders in the form of distributions, even though the Fund has not yet collected the cash.
Loan origination fees, original issue discount and market discount or premiums are capitalized and amortized into interest income over the contractual life of the respective investment using the effective interest method. Unamortized discounts and loan origination fees totaled $959 and $777 as of March 31, 2026 and December 31, 2025, respectively. Upfront loan origination and closing fees received for the three months ended March 31, 2026 totaled $311. Upon the prepayment of a loan or debt investment, any unamortized premium or discount or loan origination fees are recorded as interest income.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
The components of the Fund’s investment income were as follows:

Three months ended March 31,
2026
Interest income	$4,593
PIK interest income	125
Dividend income (1)	23
Prepayment gain (loss)	(9)
Accretion of discounts and amortization of premiums	87
Total investment income	$4,819
_________________________________________
(1)During the three months ended March 31, 2026, dividend income includes PIK dividends of $23.
Investment transactions are recorded on a trade-date basis. Realized gains or losses on portfolio investments are calculated based upon the difference between the net proceeds from the disposition and the amortized cost basis of the investment, without regard to unrealized gains or losses previously recognized. Realized gains and losses are recorded within net realized gain (loss) on investments on the consolidated statement of operations. Changes in the fair value of investments from the prior period, as determined through the application of the Fund’s valuation policy, are included within net change in unrealized gain (loss) on investments on the consolidated statement of operations.
Non-accrual: Debt or preferred equity investments are placed on non-accrual status when principal, interest or dividend payments become materially past due, or when there is reasonable doubt that principal, interest or dividends will be collected. Additionally, any original issue discount and market discount are no longer accreted to interest income as of the date the loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment. Non-accrual debt or preferred equity investments are restored to accrual status when past due principal, interest, or dividends are paid, or are expected to be paid, and, in management’s judgment are likely to remain current. The Fund may make exceptions to this policy and partially record interest if the loan has sufficient collateral value or is in process of collection and there is the expectation of collection of principal and a portion of the contractual interest. As of March 31, 2026 and December 31, 2025, the Fund had no borrowers with a debt or preferred equity investment on non-accrual status.
Distributions
To the extent that the Fund has taxable income available, the Fund intends to make monthly distributions to its shareholders. Distributions to shareholders are recorded on the record date. All distributions will be paid at the discretion of the Fund's Board of Trustees (the "Board") and will depend on the Fund's earnings, financial condition, maintenance of the Fund's tax treatment as a RIC, compliance with applicable BDC regulations and provisions in the Fund's financing arrangements and such other factors as the Fund's Board may deem relevant from time to time. As a result, the Fund's distribution rates and payment frequency may vary from time to time. Any distribution to shareholders is declared out of assets legally available for distribution. Net realized capital gains, if any, are generally distributed at least annually.
The determination of the tax attributes for the Fund’s distributions is made annually, based upon its taxable income for the full year and distributions paid for the full year. Ordinary dividend distributions from a RIC do not qualify for the preferential tax rate on qualified dividend income from domestic corporations and qualified foreign corporations, except to the extent that the RIC received the income in the form of qualifying dividends from domestic corporations and qualified foreign corporations. The tax attributes for distributions will generally include both ordinary income and capital gains, but may also include qualified dividends or return of capital.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
The Fund has adopted a distribution reinvestment plan (the "DRIP") whereby shareholders (other than those located in specific states or who are clients of selected participating brokers) will have their cash distributions (net of applicable withholding tax) automatically reinvested in additional shares of the same class of Common Shares to which the distribution relates unless they elect to receive their distributions in cash. See Note 8 for additional information on the Fund’s distributions and the DRIP.
Segment Reporting
In accordance with ASC Topic 280 – Segment Reporting, the Fund has determined that it has a single reporting segment and operating unit structure. As a result, the Fund’s segment accounting policies are the same as described herein and the Fund does not have any intra-segment sales and transfers of assets. See Note 12 for additional information on the Fund’s segment accounting policies.
Cash and Cash Equivalents
Cash and cash equivalents, including cash denominated in foreign currencies, primarily consists of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less. The Fund deposits its cash and cash equivalents in a financial institution and, at times, such balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. The Fund’s deposits are held in high-quality financial institutions. As of March 31, 2026 and December 31, 2025, the Fund held no cash denominated in foreign currencies.
Restricted Cash and Cash Equivalents
Restricted cash and cash equivalents includes amounts held within MLEND Financing SPV. Cash and cash equivalents held within MLEND Financing SPV is generally restricted to use for the originations of new investments, the repayment of outstanding debt and the related payment of interest expense and the quarterly release of earnings to the Fund. Restricted cash and cash equivalents consists of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less, and are subject to credit risk to the extent those balances exceed FDIC limitations. As of March 31, 2026 and December 31, 2025, restricted cash and cash equivalents consisted of the following:

	March 31, 2026	December 31, 2025
Restricted cash and cash equivalents:
DB Credit Facility	$3,916	$6,524
Total restricted cash and cash equivalents	$3,916	$6,524
Debt Issuance Costs
Debt issuance costs represent fees and other direct incremental costs incurred in connection with the Fund’s borrowings. As of March 31, 2026 and December 31, 2025, the Fund had unamortized debt issuance costs of $2,179 and $2,332, respectively, presented as a direct reduction of the carrying amount of debt on the consolidated statement of assets and liabilities. These amounts are amortized and included in interest and other debt financing expenses on the consolidated statement of operations over the estimated average life of the borrowings. Amortization of debt issuance costs for the three months ended March 31, 2026 was $153.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Organizational and Offering Costs and Expenses
Organizational costs consist of primarily legal, incorporation and accounting fees incurred in connection with the organization of the Fund. Organizational and offering costs are subject to the expense support and conditional reimbursement agreement (the “Expense Support Agreement”). MC Advisors agreed to advance all of the Fund’s organization and offering expenses on the Fund’s behalf through the date on which the Public Offering commenced and paid for $1,000 of the Fund’s organization and offering expenses on the Fund’s behalf without reimbursement or recoupment. Thereafter, pursuant to the Expense Support Agreement, MC Advisors will be obligated to advance the Fund’s Operating Expenses (as defined below, which includes organization and offering expenses) to the extent that such expenses exceed 1.00% (on an annualized basis) of the Fund’s average NAV. See Note 5 for additional information on the Expense Support Agreement.
The Fund did not incur organizational costs during three months ended March 31, 2026. As of March 31, 2026, the Fund had $1,510 as "Due to Adviser" on the consolidated statement of assets and liabilities for the portion of organizational costs not yet reimbursed.
Investments Denominated in Foreign Currency
At each balance sheet date, portfolio company investments denominated in foreign currencies are translated into U.S. dollars using the spot exchange rate on the last business day of the period. Purchases and sales of foreign portfolio company investments, and any income from such investments, are translated into U.S. dollars using the rates of exchange prevailing on the respective dates of such transactions.
Although the fair values of foreign portfolio company investments and the fluctuation in such fair values are translated into U.S. dollars using the applicable foreign exchange rates described above, the Fund does not isolate the portion of the change in fair value resulting from foreign currency exchange rates fluctuations from the change in fair value of the underlying investment. All fluctuations in fair value are included in net change in unrealized gain (loss) on investments on the Fund’s consolidated statement of operations.
Investments denominated in foreign currencies and foreign currency transactions may involve certain consideration and risks not typically associated with those of domestic origin, including unanticipated movements in the value of the foreign currency relative to the U.S. dollar.
Derivative Instruments
The Fund has entered and may continue to enter into foreign currency forward contracts to reduce the Fund’s exposure to foreign currency exchange rate fluctuations. In a foreign currency forward contract, the Fund agrees to receive or deliver a fixed quantity of one currency for another, at a pre-determined price at a future date. Foreign currency forward contracts are marked-to-market based on the difference between the forward rate and the exchange rate at the current period end. Unrealized gain (loss) on foreign currency forward contracts is recorded on the Fund’s consolidated statement of assets and liabilities by counterparty on a net basis.
The Fund does not utilize hedge accounting and as such values its foreign currency forward contracts at fair value with the change in unrealized gain or loss recorded in net change in unrealized gain (loss) on foreign currency forward contracts and the realized gain or loss recorded in net realized gain (loss) on foreign currency forward contracts on the Fund’s consolidated statement of operations.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Income Taxes
The Fund intends to elect to be treated, and intends to qualify annually, as a RIC under Subchapter M of the Code. As long as the Fund maintains its status as a RIC and makes the requisite distributions to shareholders, it generally will not be subject to U.S. federal corporate-level income taxes on any net ordinary income or capital gains that it timely distributes to shareholders as dividends
To qualify as a RIC under Subchapter M of the Code, the Fund must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Fund must distribute to its shareholders, for each taxable year, at least 90% of its “investment company taxable income” for that year, which is generally its ordinary income plus the excess of its realized net short-term capital gains over its realized net long-term capital losses. In order for the Fund not to be subject to U.S. federal excise taxes, it must distribute annually an amount at least equal to the sum of (i) 98% of its net ordinary income (taking into account certain deferrals and elections) for the calendar year, (ii) 98.2% of the amount by which the Fund's capital gain exceeds the Fund's capital loss (adjusted for certain ordinary losses) for the one-year period ending October 31 in that calendar year and (iii) certain undistributed amounts from previous years on which the Fund paid no U.S. federal income tax. The Fund, at its discretion, may carry forward taxable income in excess of calendar year dividends and pay U.S. federal income tax and a 4% nondeductible U.S. federal excise tax on this income. For the three months ended March 31, 2026 the Fund recorded no net expense on the consolidated statement of operations for U.S. federal excise tax. As of both March 31, 2026 and December 31, 2025, the Fund recorded no accrual for U.S. federal excise taxes included in accounts payable and accrued expenses on the consolidated statement of assets and liabilities.
The Fund’s consolidated Taxable Subsidiary may be subject to U.S. federal and state corporate-level income taxes. For the three months ended March 31, 2026 the Fund recorded no net tax expenses on the consolidated statement of operations for this subsidiary. As of both March 31, 2026 and December 31, 2025, there were no payables for corporate-level income taxes.
The Fund accounts for income taxes in conformity with ASC Topic 740 – Income Taxes (“ASC Topic 740”). ASC Topic 740 provides guidelines for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements. ASC Topic 740 requires the evaluation of tax positions taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. It is the Fund’s policy to recognize accrued interest and penalties related to uncertain tax benefits in income tax expense. The Fund did not take any material uncertain income tax positions through March 31, 2026. The Fund’s federal income tax returns are subject to examination by the Internal Revenue Service ("IRS") for a period of three fiscal years after they are filed. State and local tax returns may be subject to examination for an additional fiscal year depending on the jurisdiction.
Subsequent Events
The Fund has evaluated the need for disclosures and/or adjustments resulting from subsequent events through the date the interim consolidated financial statements were issued. There have been no subsequent events that occurred during such period that would require disclosure in this Form 10-Q or would be required to be recognized in the interim consolidated financial statements as of and for the three months ended March 31, 2026, except as disclosed in Note 13.
Recent Accounting Pronouncements
In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (“ASU 2024-03”), which requires disaggregated disclosure of certain costs and expenses, including purchases of inventory, employee compensation, depreciation, amortization and depletion, within relevant income statement captions. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim periods beginning with the first quarter ended March 31, 2028. Early adoption and retrospective application are permitted. The Fund is currently evaluating the impact of adopting ASU 2024-03.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Note 3. Investments
The following tables show the composition of the Fund’s investment portfolio, at amortized cost and fair value (with corresponding percentage of total portfolio investments):

	March 31, 2026		December 31, 2025
Amortized Cost:
Senior secured loans	$198,442	94.8%	$179,747	94.9%
Equity investments	10,977	5.2	9,681	5.1
Total	$209,419	100.0%	$189,428	100.0%

	March 31, 2026		December 31, 2025
Fair Value:
Senior secured loans	$199,088	94.1%	$180,094	94.3%
Equity investments	12,471	5.9	10,939	5.7
Total	$211,559	100.0%	$191,033	100.0%
The following tables show the composition of the Fund’s investment portfolio by geographic region, at amortized cost and fair value (with corresponding percentage of total portfolio investments). The geographic composition is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company’s business:

	March 31, 2026		December 31, 2025
Amortized Cost:
United States:
Midwest	$23,913	11.4%	$23,330	12.3%
Northeast	67,300	32.1	67,225	35.5
Southeast	61,084	29.2	47,036	24.8
Southwest	6,021	2.9	5,986	3.2
West	47,046	22.5	41,923	22.1
International	4,055	1.9	3,928	2.1
Total	$209,419	100.0%	$189,428	100.0%

	March 31, 2026		December 31, 2025
Fair Value:
United States:
Midwest	$24,282	11.5%	$23,560	12.3%
Northeast	67,448	31.9	67,371	35.3
Southeast	62,615	29.6	48,317	25.3
Southwest	6,024	2.8	5,990	3.1
West	46,924	22.2	41,831	21.9
International	4,266	2.0	3,964	2.1
Total	$211,559	100.0%	$191,033	100.0%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
The following tables show the composition of the Fund’s investment portfolio by industry, at amortized cost and fair value (with corresponding percentage of total portfolio investments):

	March 31, 2026		December 31, 2025
Amortized Cost:
Automotive	$8,107	3.9%	7,471	3.9%
Banking	1,622	0.8	1,623	0.9
Chemicals, Plastics & Rubber	6,933	3.3	6,931	3.7
Construction & Building	4,974	2.4	—	—
Consumer Goods: Durable	4,903	2.3	4,906	2.6
Consumer Goods: Non-Durable	9,920	4.7	9,935	5.2
Containers, Packaging & Glass	3,952	1.9	—	—
Environmental Industries	5,431	2.6	5,124	2.7
FIRE: Finance	7,538	3.6	7,419	3.9
Healthcare & Pharmaceuticals	35,256	16.8	30,284	16.0
High Tech Industries	33,627	16.1	32,955	17.4
Media: Advertising, Printing & Publishing	8,854	4.2	8,850	4.7
Retail	1,266	0.6	1,266	0.6
Services: Business	52,311	25.0	45,489	24.1
Services: Consumer	9,968	4.8	9,988	5.3
Telecommunications	—	—	5,002	2.6
Transportation: Cargo	14,757	7.0	12,185	6.4
Total	$209,419	100.0%	$189,428	100.0%

	March 31, 2026		December 31, 2025
Fair Value:
Automotive	$8,124	3.8%	7,474	3.9%
Banking	1,620	0.8	1,620	0.8
Chemicals, Plastics & Rubber	7,021	3.3	6,930	3.6
Construction & Building	4,969	2.3	—	—
Consumer Goods: Durable	5,207	2.5	5,082	2.7
Consumer Goods: Non-Durable	9,876	4.7	9,914	5.2
Containers, Packaging & Glass	3,950	1.9	—	—
Environmental Industries	5,326	2.5	5,032	2.6
FIRE: Finance	7,752	3.7	7,456	3.9
Healthcare & Pharmaceuticals	35,270	16.6	30,320	15.9
High Tech Industries	33,554	15.9	33,003	17.3
Media: Advertising, Printing & Publishing	8,938	4.2	8,938	4.7
Retail	1,266	0.6	1,267	0.7
Services: Business	52,864	25.0	45,812	24.0
Services: Consumer	10,063	4.8	10,070	5.3
Telecommunications	—	—	5,003	2.6
Transportation: Cargo	15,759	7.4	13,112	6.8
Total	$211,559	100.0%	$191,033	100.0%

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Note 4. Fair Value Measurements
Investments
The Fund values all investments in accordance with ASC Topic 820. ASC Topic 820 requires enhanced disclosures about assets and liabilities that are measured and reported at fair value. As defined in ASC Topic 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters, or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the assets or liabilities or market and the assets’ or liabilities’ complexity.
ASC Topic 820 establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability of inputs used in measuring investments at fair value. Market price observability is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
Based on the observability of the inputs used in the valuation techniques, the Fund is required to provide disclosures on fair value measurements according to the fair value hierarchy. The fair value hierarchy ranks the observability of the inputs used to determine fair values. Investments carried at fair value are classified and disclosed in one of the following three categories:
•Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.
•Level 2 – Valuations based on inputs other than quoted prices in active markets, including quoted prices for similar assets or liabilities, which are either directly or indirectly observable.
•Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement. This includes situations where there is little, if any, market activity for the assets or liabilities. The inputs into the determination of fair value are based upon the best information available and may require significant management judgment or estimation.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset’s or liability’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Fund’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
Under Rule 2a-5 of the 1940 Act, the Board has designated MC Advisors as the Fund’s valuation designee (the “Valuation Designee”) to perform fair value determinations for investments held by the Fund without readily available market quotations. The Board is responsible for oversight of the Valuation Designee. The Valuation Designee has established a valuation committee to determine in good faith the fair value of the Fund’s investments that are not publicly traded or whose market prices are not readily available based on input of the Valuation Designee’s management and personnel and independent valuation firms which are engaged at the direction of the Valuation Designee’s valuation committee to assist in the valuation of certain portfolio investments lacking a readily available market quotation. The Valuation Designee’s valuation committee determines fair values pursuant to a valuation policy approved by the Board and pursuant to a consistently applied valuation process.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
With respect to investments for which market quotations are not readily available, the Valuation Designee undertakes a multi-step valuation process each quarter, as described below:
•the quarterly valuation process begins with each portfolio company or investment being initially evaluated and rated by the investment professionals of the Valuation Designee responsible for the credit monitoring of the portfolio investment;
•the Valuation Designee engages independent valuation firms to conduct independent appraisals of a selection of investments for which market quotations are not readily available. The Valuation Designee will consult with an independent valuation firm relative to each portfolio company at least once in every calendar year, but the independent appraisals are generally received at least quarterly for each investment;
•to the extent an independent valuation firm is not engaged to conduct an investment appraisal on an investment for which market quotations are not readily available in a particular quarter, the investment will be valued by the Valuation Designee;
•preliminary valuation conclusions are then documented and discussed with the valuation committee of the Valuation Designee;
•the valuation conclusions are approved by the valuation committee of the Valuation Designee; and
•a report prepared by the Valuation Designee is presented to the Board quarterly to allow the Board to perform its oversight duties of the valuation process and the Valuation Designee.
The accompanying consolidated schedules of investments held by the Fund consist primarily of private debt instruments (“Level 3 debt”). The Valuation Designee generally uses the income approach to determine fair value for Level 3 debt where market quotations are not readily available, as long as it is appropriate. If there is deterioration in credit quality or a debt investment is in workout status, the Valuation Designee may consider other factors in determining the fair value, including the value attributable to the debt investment from the enterprise value of the portfolio company or the proceeds that would be received in a liquidation analysis. This liquidation analysis may include probability weighting of alternative outcomes. The Valuation Designee generally considers the Fund’s Level 3 debt to be performing if the borrower is not in default, the borrower is remitting payments in a timely manner; the loan is in covenant compliance or is otherwise not deemed to be impaired. In determining the fair value of the performing Level 3 debt, the Valuation Designee considers fluctuations in current interest rates, the trends in yields of debt instruments with similar credit ratings, financial condition of the borrower, economic conditions and other relevant factors, both qualitative and quantitative. In the event that a Level 3 debt instrument is not performing, as defined above, the Valuation Designee will evaluate the value of the collateral utilizing the same framework described above for a performing loan to determine the value of the Level 3 debt instrument.
Under the income approach, discounted cash flow models are utilized to determine the present value of the future cash flow streams of its debt investments, based on future interest and principal payments as set forth in the associated loan agreements. In determining fair value under the income approach, the Valuation Designee also considers the following factors: applicable market yields and leverage levels, recent transactions, credit quality, prepayment penalties, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, and changes in the interest rate environment and the credit markets that generally may affect the price at which similar investments may be made.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Under the market approach, the enterprise value methodology is typically utilized to determine the fair value of an investment. There is no one methodology to estimate enterprise value and, in fact, for any one portfolio company, enterprise value is generally best expressed as a range of values, from which the Valuation Designee derives a single estimate of enterprise value. In estimating the enterprise value of a portfolio company, the Valuation Designee analyzes various factors consistent with industry practice, including but not limited to original transaction multiples, the portfolio company’s historical and projected financial results, applicable market trading and transaction comparables, applicable market yields and leverage levels, the nature and realizable value of any collateral, the markets in which the portfolio company does business, and comparisons of financial ratios of peer companies that are public. Typically, the enterprise values of private companies are based on multiples of earnings before interest, income taxes, depreciation and amortization (“EBITDA”), cash flows, net income, revenues, or in limited cases, book value.
In addition, for certain investments, the Valuation Designee may base its valuation on indicative bid and ask prices provided by an independent third-party pricing service. Bid prices reflect the highest price that the Fund and others may be willing to pay. Ask prices represent the lowest price that the Fund and others may be willing to accept. The Valuation Designee generally uses the midpoint of the bid/ask range as its best estimate of fair value of such investment.
As of March 31, 2026, the Valuation Designee determined, in good faith, the fair value of the Fund’s portfolio investments in accordance with GAAP and the Fund’s valuation procedures based on the facts and circumstances known by the Fund and the Valuation Designee at that time, or reasonably expected to be known at that time.
Foreign Currency Forward Contracts
The valuation for the Fund’s foreign currency forward contracts is based on the difference between the exchange rate associated with the forward contract and the exchange rate at the current period end. Foreign currency forward contracts are categorized as Level 2 in the fair value hierarchy.
Fair Value Disclosures
The following tables present fair value measurements of investments and foreign currency forward contracts, by major class according to the fair value hierarchy as of March 31, 2026 and December 31, 2025:

	Fair Value Measurements
March 31, 2026	Level 1	Level 2	Level 3	Total
Investments, at fair value:
Senior secured loans	$—	$—	$199,088	$199,088
Equity investments		—	12,471	12,471
Total investments, at fair value	$—	$—	$211,559	$211,559
Foreign currency forward contracts asset (liability)	$—	$(460)	$—	$(460)

	Fair Value Measurements
December 31, 2025	Level 1	Level 2	Level 3	Total
Investments, at fair value:
Senior secured loans	$—	$—	$180,094	$180,094
Equity investments	—	—	10,939	10,939
Total investments, at fair value	$—	$—	$191,033	$191,033
Foreign currency forward contracts asset (liability)	$—	$(343)	$—	$(343)

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Senior secured loans are collateralized by tangible and intangible assets of the borrowers. These investments include loans to entities that have some level of challenge in obtaining financing from other, more conventional institutions, such as a bank. Interest rates on these loans are either fixed or floating and are based on current market conditions and credit ratings of the borrower. The contractual interest rates on the loans in the Fund's investment portfolio ranged from 7.52% to 10.80% at March 31, 2026 and 7.48% to 10.94% at December 31, 2025. The maturity dates on the loans outstanding at March 31, 2026 range between May 2026 and January 2033.
The following tables provide a reconciliation of the beginning and ending balances for investments at fair value that use Level 3 inputs for the three months ended March 31, 2026:

	Investments
	Senior secured loans	Equity investments	Total investments
Balance as of January 1, 2026	$180,095	$10,938	$191,033
Net change in unrealized gain (loss) on investments	300	236	536
Purchases of investments and other adjustments to cost (1)	23,909	1,297	25,206
Proceeds from principal payments and sales of investments (2)	(5,216)	—	(5,216)
Balance as of March 31, 2026	$199,088	$12,471	$211,559
_________________________________________
(1)Includes purchases of new investments, effects of refinancing and restructurings, premium and discount accretion and amortization, and PIK interest capitalized.
(2)Represents net proceeds from investments sold and principal paydowns received.
The total net change in unrealized gain (loss) on investments included on the consolidated statement of operations for the three months ended March 31, 2026, attributable to Level 3 investments still held at March 31, 2026, was $536. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in or out of Level 3 as of the beginning of the period in which the reclassifications occur. There were no transfers among Levels 1, 2 and 3 during the three months ended March 31, 2026.
Significant Unobservable Inputs
ASC Topic 820 requires disclosure of quantitative information about the significant unobservable inputs used in the valuation of assets and liabilities classified as Level 3 within the fair value hierarchy. Disclosure of this information is not required in circumstances where a valuation (unadjusted) is obtained from a third-party pricing service and the information regarding the unobservable inputs is not reasonably available to the Fund and as such, the disclosures provided below exclude those investments valued in that manner. The tables below are not intended to be all-inclusive, but rather to provide information on significant unobservable inputs and valuation techniques used by the Valuation Designee.
The following table presents quantitative information about the valuation techniques and significant unobservable inputs of the Fund's Level 3 investments as of March 31, 2026:

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)

	Fair Value	Valuation Technique	Unobservable Input	Weighted Average Mean (1)	Range
					Minimum	Maximum
Assets:
Senior secured loans	$105,433	Discounted cash flow	EBITDA multiples	11.8x	7.3x	26.5x
			Market yields	9.4%	7.6%	13.9%
Senior secured loans	91,257	Discounted cash flow	Revenue multiples	6.3x	4.2x	13.0x
			Market yields	9.6%	8.6%	12.9%
Senior secured loans	2,398	Enterprise value	EBITDA multiples	8.3x	8.3x	8.3x
Equity investments	9,759	Enterprise value	EBITDA multiples	9.9x	7.8x	15.5x
Equity investments	2,446	Enterprise value	Revenue multiples	6.3x	4.5x	7.8x
Equity investments	266	Option pricing model	Volatility	65.0%	65.0%	65.0%
Total Level 3 Assets	$211,559
_________________________________________
(1)The weighted average mean of unobservable inputs is based on the fair value of investments.
The following table presents quantitative information about the valuation techniques and significant unobservable inputs of the Fund's Level 3 investments as of December 31, 2025:

	Fair Value	Valuation Technique	Unobservable Input	Weighted Average Mean (1)	Range
					Minimum	Maximum
Assets:
Senior secured loans	$93,187	Discounted cash flow	EBITDA multiples	11.2x	6.8x	19.6x
			Market yields	9.4%	7.5%	13.0%
Senior secured loans	84,503	Discounted cash flow	Revenue multiples	6.8x	4.4x	14.5x
			Market yields	9.6%	7.5%	12.8%
Senior secured loans	2,404	Enterprise value	EBITDA multiples	7.8x	7.8x	7.8x
Equity investments	8,308	Enterprise value	EBITDA multiples	9.0x	7.3x	10.5x
Equity investments	2,356	Enterprise value	Revenue multiples	6.3x	5.0x	8.3x
Equity investments	275	Option pricing model	Volatility	70.0%	70.0%	70.0%
Total Level 3 Assets	$191,033
_________________________________________
(1)The weighted average mean of unobservable inputs is based on the fair value of investments.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
The significant unobservable input used in the income approach of fair value measurement of the Fund’s investments is the discount rate used to discount the estimated future cash flows expected to be received from the underlying investment, which includes both future principal and interest payments. Increases (decreases) in the discount rate would result in a decrease (increase) in the fair value estimate of the investment. Included in the consideration and selection of discount rates are the following factors: risk of default, rating of the investment and comparable investments, and call provisions.
The significant unobservable inputs used in the market approach of fair value measurement of the Fund’s investments are the market multiples of EBITDA or revenue of the comparable guideline public companies. The Valuation Designee selects a population of public companies for each investment with similar operations and attributes of the portfolio company. Using these guideline public companies’ data, a range of multiples of enterprise value to EBITDA or revenue is calculated. The Valuation Designee selects percentages from the range of multiples for purposes of determining the portfolio company’s estimated enterprise value based on said multiple and generally the latest twelve months EBITDA or revenue of the portfolio company (or other meaningful measure). Increases (decreases) in the multiple will result in an increase (decrease) in enterprise value, resulting in an increase (decrease) in the fair value estimate of the investment.
Other Financial Assets and Liabilities
ASC Topic 820 requires disclosure of the fair value of financial instruments for which it is practical to estimate such value. The Fund believes that the carrying amounts of its other financial instruments such as cash and restricted cash and cash equivalents, receivables and payables approximate the fair value of such items due to the short maturity of such instruments.
Fair value is estimated by discounting remaining payments using applicable market rates or market quotes for similar instruments at the measurement date, if applicable. The following table presents the carrying values and fair values of the Fund's debt as of March 31, 2026 and December 31, 2025:

	March 31, 2026		December 31, 2025
	Carrying Value(1)	Fair Value	Carrying Value(1)	Fair Value
DB Credit Facility	$111,321	$111,321	$97,068	$97,068
Total Debt	$111,321	$111,321	$97,068	$97,068
_____________________________________________
(1)Represents the principal amount outstanding, less unamortized debt issuance costs.
The below table presents fair value measurements of the Fund’s debt obligations according to the fair value hierarchy:

	March 31, 2026	December 31, 2025
Level 1	$—	$—
Level 2	—	—
Level 3	111,321	97,068
Total Debt	$111,321	$97,068

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Note 5. Transactions with Related Parties
MC Advisors, subject to the overall supervision of the Board, serves as the Fund's investment adviser pursuant to the Advisory Agreement, which the Fund entered into with MC Advisors on the BDC Election Date. Prior to the BDC Election Date, MC Management served as our investment adviser pursuant to the MC Management Advisory Agreement. Each of MC Management and MC Advisors is registered as an investment adviser under the Advisers Act.
Prior to the BDC Election Date, the Fund was required to pay MC Management a fee for its services under the MC Management Advisory Agreement consisting of two components: a management fee and an incentive fee. The management fee and incentive fee calculations and structure under the MC Management Advisory Agreement were substantially identical to the management fee and incentive fee calculations and structure under the Advisory Agreement, as described below.
The Fund pays MC Advisors a fee for its services under the Advisory Agreement consisting of two components: a management fee and an incentive fee. The cost of both the management fee and the incentive fee are ultimately borne by the shareholders.
Management Fee: The management fee is payable monthly in arrears at an annual rate of 1.25% of the Fund's average total assets, which includes assets financed using leverage; provided, however, that no management fee will be charged on the value of the Fund's total assets that is below an asset coverage ratio of 200% calculated in accordance with Sections 18 and 61 of the 1940 Act. This has the effect of not charging management fees on the value of the portion of our total assets financed with borrowed funds or other forms of leverage in excess of regulatory leverage of 1:1 debt-to-equity. For purposes of calculating the management fee under the Advisory Agreement, the Fund's average total assets are calculated based on the Fund's total asset balances as of the beginning and end of the respective calendar month.
During the period starting on the date of entry into the Advisory Agreement through December 31, 2026 (the "Advisory Fee Waiver Period"), MC Advisors has voluntarily agreed to waive a portion of the management fee such that, during the Advisory Fee Waiver Period, the management fee is payable monthly in arrears at an annual rate of 0.95% of the Fund’s average total assets, which includes assets financed using leverage; provided, however, that no management fee will be charged on the value of our total assets that is below an asset coverage ratio of 200% calculated in accordance with Sections 18 and 61 of the 1940 Act. Amounts waived by the Adviser during the Advisory Fee Waiver Period are not subject to recoupment by the Adviser. MC Management also voluntarily agreed to the same management fee waiver for the period prior to the BDC Election Date.
Base management fees for the three months ended March 31, 2026 were $638, of which MC Advisors elected to voluntarily waive $153, resulting in net fees of $485.
Incentive Fee: The incentive fee under the Advisory Agreement consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of the Fund's income (part one incentive fees) and a portion is based on a percentage of the Fund's capital gains (part two incentive fees), each as described below.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Incentive Fee Based on Income: The portion based on the Fund's income is based on Pre-Incentive Fee Net Investment Income Returns for the calendar quarter. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Fund's net assets in accordance with GAAP at the end of the immediately preceding quarter from, dividends, cash interest or other distributions or other cash income and any third-party fees received from portfolio companies (such as upfront fees, commitment fees, origination fee, amendment fees, ticking fees and break-up fees, as well as prepayments premiums, but excluding fees for providing managerial assistance and fees earned by MC Advisors or an affiliate) accrued during the quarter, minus operating expenses for the quarter (including any management fee, taxes, any expenses payable under the Advisory Agreement (and, to the extent applicable, the MC Management Advisory Agreement) and the Administration Agreement, any expense of securitizations, and interest expense or other financing fees and any dividends paid on preferred shares, but excluding incentive fees and shareholder servicing and/or distribution fees). Pre-Incentive Fee Net Investment Income Returns includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero-coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns.
Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Fund's net assets at the end of the immediately preceding quarter, is compared to a “hurdle rate” of return of 1.50% per quarter (6.0% annualized).
Under the Advisory Agreement, the Fund is required to pay MC Advisors an incentive fee quarterly in arrears with respect to Pre-Incentive Fee Net Investment Income Returns (part one incentive fees) in each calendar quarter as follows:
•no incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.50% (6.0% annualized);
•100% of the dollar amount of the Fund's Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than or equal to a rate of return of 1.7143% (7.04% annualized). The Fund refers to this portion of the Fund Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than or equal to 1.7143%) as the “catch-up.” The “catch-up” is meant to provide MC Advisors with approximately 12.5% of our Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.7143% in any calendar quarter; and
•12.5% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.7143% (7.04% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to MC Advisors.
However, during the Advisory Fee Waiver Period, MC Advisors has voluntarily agreed to waive all or any portion of the incentive fee based on Pre-Incentive Fee Net Investment Income Returns it would be entitled to receive under the Advisory Agreement. Amounts waived by the Adviser during the Advisory Fee Waiver Period are not subject to recoupment by the Adviser. MC Management also voluntarily agreed to the same fee waiver of the incentive fee based on Pre-Incentive Fee Net Investment Income Return for the period prior to the BDC Election Date.
Incentive Fee Based on Capital Gains: The second component of the incentive fee under the Advisory Agreement, the capital gains incentive fee (part two incentive fees), is payable at the end of each calendar year in arrears. The amount payable equals:
•12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, as calculated in accordance with GAAP, less the aggregate amount of any previously paid incentive fee on capital.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Each year, the fee paid for the capital gains incentive fee is net of the aggregate amount of any previously paid capital gains incentive fee for all prior periods. The Fund will accrue, but will not pay, a capital gains incentive fee with respect to unrealized appreciation because a capital gains incentive fee would be owed to MC Advisors if the Fund were to sell the relevant investment and realize a capital gain. In no event will the capital gains incentive fee payable pursuant to the Advisory Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof. MC Management voluntarily agreed to waive all or any portion of the capital gains incentive fee payable to it under the MC Management Advisory Agreement for the period prior to the BDC Election Date.
While the Advisory Agreement neither includes nor contemplates the inclusion of unrealized gains in the calculation of the capital gains incentive fee, pursuant to an interpretation of an American Institute for Certified Public Accountants Technical Practice Aid for investment companies, the Fund includes unrealized gains in the calculation of the capital gains incentive fee expense and related accrued capital gains incentive fee. This accrual reflects the incentive fees that would be payable to MC Advisors if the Fund's entire portfolio was liquidated at its fair value as of the balance sheet date even though MC Advisors is not entitled to an incentive fee with respect to unrealized gains unless and until such gains are actually realized.
The composition of the Fund’s incentive fees for the three months ended March 31, 2026 was as follows:

Three months ended March 31,
2026
Part one incentive fees (1)	$285
Part two incentive fees (2)	52
Total incentive fees	$337
Incentive fee waivers (3)	(285)
Total incentive fees, net of incentive fee waivers	$52
_________________________________________
(1)Based on pre-incentive fee net investment income.
(2)Based upon net realized and unrealized gains and losses, or capital gains and losses. The Fund accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. If, on a cumulative basis, the sum of net realized gain (loss) plus net unrealized gain (loss) decreases during a period, the Fund will reverse any excess capital gains incentive fee previously accrued such that the amount of capital gains incentive fee accrued is no more than 12.5% of the sum of net realized gain (loss) plus net unrealized gain (loss). For the three months ended March 31, 2026, the Fund accrued capital gains incentive fees of $52 based on the unrealized appreciation of portfolio investments, none of which was payable to MC Advisors under the Advisory Agreement.
(3)Represents part one incentive fees voluntarily waived by MC Advisors.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Reimbursement under the Administration Agreement: The Fund has entered into the Administration Agreement with MC Management, under which MC Management will furnish the Fund with office facilities and equipment and provide the Fund clerical, bookkeeping and record keeping and other administrative services at such facilities. Under the Administration Agreement, MC Management will perform, or oversee the performance of, the Fund’s required administrative services, which include, among other things, being responsible for the financial records that the Fund is required to maintain and preparing reports to the Fund’s shareholders and reports filed with the SEC. MC Management will also assist the Fund in determining and publishing the Fund’s net asset value, oversee the preparation and filing of the Fund’s tax returns, disseminate reports to the Fund’s shareholders and generally oversee the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.
Under the Administration Agreement, the Fund will reimburse MC Management, subject to the review of the Board, for its allocable portion of MC Management’s overhead and other expenses incurred by MC Management in performing its obligations under the Administration Agreement, including the allocable portion of the compensation and other expenses of certain officers, including the Fund’s allocable portion of the cost of the chief financial officer and chief compliance officer and their respective staffs. To the extent that MC Management outsources any of its functions, the Fund will pay the fees associated with such functions on a direct basis, without incremental profit to MC Management.
For the three months ended March 31, 2026 the Fund incurred $596 in administrative expenses (included within professional fees, administrative service fees, and general and administrative expenses on the consolidated statement of operations) under the Administration Agreement, of which $270 was related to MC Management overhead and salary allocation and paid directly to MC Management. As of March 31, 2026 and December 31, 2025, $270 and $226, respectively, of expenses were due to MC Management under this agreement and are included in accounts payable and accrued expenses on the consolidated statement of assets and liabilities.
Expense Support Agreement: The Fund has entered into an expense support and conditional reimbursement agreement (the “Expense Support Agreement”) with MC Advisors. Pursuant to the Expense Support Agreement, MC Advisors is obligated to advance the Fund’s Operating Expenses (each, a “Required Expense Payment”) to the extent that such expenses exceed 1.00% (on an annualized basis) of the Fund’s average NAV. Under the Expense Support Agreement, “Operating Expenses” means all of the Fund’s operating costs and expenses incurred (including organization and offering expenses), as determined in accordance with generally accepted accounting principles for investment companies, less base management and incentive fees owed to MC Advisors, shareholder servicing and/or distribution fees, and borrowing costs. Any Required Expense Payment must be paid by MC Advisors to the Fund in any combination of cash or other immediately available funds, and/or offset against amounts due from the Fund to MC Advisors or its affiliates. Notwithstanding the foregoing, MC Advisors also paid $1,000 of the Fund’s organization and offering expenses on the Fund’s behalf without reimbursement or recoupment under the Expense Support Agreement or otherwise, which amount shall not be included in the calculation of “Operating Expenses” under the Expense Support Agreement.
MC Advisors may elect to pay certain additional expenses on the Fund’s behalf (each, a “Voluntary Expense Payment” and together with a Required Expense Payment, the “Expense Payments”), provided that no portion of the payment will be used to pay any interest expense or distribution and/or shareholder servicing fees of the Fund. Any Voluntary Expense Payment that MC Advisors has committed to pay must be paid by MC Advisors to the Fund in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Fund to MC Advisors or its affiliates.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Upon and following the initial issuance of Common Shares to investors that are not affiliated with MC Advisors, following any calendar month (such calendar month, the “Applicable Calendar Month”) in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in the Applicable Calendar Month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund will pay such Excess Operating Funds, or a portion thereof, to MC Advisors until such time as all Expense Payments made by MC Advisors to the Fund within three years prior to the last business day of the Applicable Calendar Month have been reimbursed. Any payments required to be made by the Fund under the Expense Support Agreement are referred to herein as a “Reimbursement Payment.” “Available Operating Funds” means the sum of (i) the Fund’s net investment income calculated in accordance with U.S. GAAP, (ii) the Fund’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).
No Reimbursement Payment for any quarter shall be made if: (1) the Fund’s Operating Expense Ratio at the time of such proposed Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the Fund’s Operating Expense Ratio exceeds 1.00% (on an annualized basis). The “Operating Expense Ratio” is calculated by dividing Operating Expenses by the Fund’s monthly average net assets.
The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month, except to the extent MC Advisors has waived its right to receive such payment for the applicable month. For the three months ended March 31, 2026, the Fund recorded $365 in expense support on the consolidated statement of operations, which is subject to reimbursement in accordance with the Expense Support Agreement
Trademark License Agreement: The Fund has entered into a trademark license agreement with Monroe Capital LLC under which Monroe Capital LLC has agreed to grant the Fund a non-exclusive, royalty-free license to use the name “Monroe Capital” for specified purposes in its business. Under this agreement, the Fund has the right to use the “Monroe Capital” name at no cost, subject to certain conditions, for so long as MC Advisors or one of its affiliates remains its investment adviser. Other than with respect to this limited license, the Fund has no legal right to the “Monroe Capital” name or logo.
Trustees' Fees: As of March 31, 2026 and December 31, 2025, the Fund had accounts payable to members of the Board of $25 and zero, respectively, representing accrued and unpaid fees for their services.
Purchases from Affiliates: On November 12, 2025, prior to the BDC Election Date, the Fund acquired an initial portfolio of investments from affiliates managed by MC Management for a total fair value of $159,226. The portfolio consisted of investments in 28 portfolio companies and included 28 senior secured loans and eight equity securities, that MC Management believed were consistent with the Fund’s investment objective and provided the Fund with a sound foundation for its business. The members of the Fund’s Board who are not “interested persons,” as that term is defined in Section 2(a)(19) of the 1940 Act of the Fund were apprised of the terms of the transaction and, based on information from MC Management regarding potential conflicts of interest in the trade and representations from MC Management that such terms were fair, appropriate, and in the best interest of each participating party, approved the transactions. In connection with such approval, MC Management informed the non-interested directors that the prices for the acquired assets reflected the market price that would be obtained by or from a third party and, in MC Management’s judgment, represented a reasonable price for such assets that would be paid in an arm’s length transaction.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Note 6. Borrowings
In accordance with the 1940 Act, the Fund is permitted to borrow amounts such that its asset coverage ratio, as defined in the 1940 Act, is at least 150% immediately after such borrowing. On October 10, 2025, the Fund’s sole initial shareholder approved a proposal that allows the Fund to reduce its asset coverage ratio applicable to senior securities from 200% to 150%. As of March 31, 2026 and December 31, 2025, the Fund’s asset coverage ratio based on aggregate borrowings outstanding was 191% and 202%, respectively.
The Fund’s outstanding debt as of March 31, 2026 and December 31, 2025, was as follows:

	March 31, 2026
	Aggregate Principal Amount Committed (1)	Principal Amount Outstanding (2)	Carrying Value (3)	Unamortized Debt Issuance Costs
DB Credit Facility	$200,000	$113,500	$111,321	$2,179
Total	$200,000	$113,500	$111,321	$2,179
_________________________________________
(1)Represents the total aggregate amount committed or outstanding, as applicable, under such instrument.
(2)As of March 31, 2026, the Fund had unused borrowing base availability under the DB Credit Facility of $11,129.
(3)Represents the principal amount outstanding, less unamortized debt issuance costs.

	December 31, 2025
	Aggregate Principal Amount Committed (1)	Principal Amount Outstanding (2)	Carrying Value (3)	Unamortized Debt Issuance Costs
DB Credit Facility	$200,000	$99,400	$97,068	$2,332
Total	$200,000	$99,400	$97,068	$2,332
_________________________________________
(1)Represents the total aggregate amount committed or outstanding, as applicable, under such instrument.
(2)As of December 31, 2025, the Fund had unused borrowing base availability under the DB Credit Facility of $16,947.
(3)Represents the principal amount outstanding, less unamortized debt issuance costs.

DB Credit Facility
On November 10, 2025 (the "DB Credit Facility Effective Date"), the Fund entered into a loan financing and servicing agreement (the “DB Credit Facility”) as equityholder and as servicer, through a special purpose wholly-owned subsidiary, MLEND Financing SPV, the lenders from time to time parties thereto, U.S. Bank Trust Company, National Association, as collateral agent, U.S. Bank National Association, as collateral custodian, Deutsche Bank AG, New York Branch, as facility agent (the “Facility Agent”), the agents for the lender groups from time to time parties thereto, and Deutsche Bank Trust Company Americas, as administrative agent.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Under the DB Credit Facility, the lenders have agreed to extend credit to MLEND Financing SPV in an aggregate principal amount of up to $200,000 as of the DB Credit Facility Effective Date, and includes an accordion feature which allows the Fund, under certain circumstances, to increase the total size of the facility to $500,000 with consent of the Facility Agent and the lenders. The period during which the MLEND Financing SPV may request advances under the DB Credit Facility (the “Revolving Period”) commenced on the DB Credit Facility Effective Date and will continue through November 10, 2028 unless there is an earlier termination or a facility termination event. The DB Credit Facility will mature on the earliest of (i) two years from the last day of the Revolving Period, (ii) the date on which the Fund ceases to exist or (iii) the occurrence of a facility termination event.
Advances may be made under the DB Credit Facility in Euros, Canadian Dollars, British Pounds Sterling, Australian Dollars or US Dollars. At the election of MLEND Financing SPV (which election was made by MLEND Financing SPV on the DB Credit Facility Effective Date and may be made from time to time thereafter with notice to the lenders), advances under the DB Credit Facility will bear interest at a rate per annum equal to the applicable base rate plus (i) during the Revolving Period and prior to the occurrence of a facility termination event (x) with respect to Option 1 (as defined in the DB Credit Facility), 1.85% and (y) with respect to Option 2 (as defined in the DB Credit Facility), 1.75%, (ii) after the end of the Revolving Period and prior to the occurrence of any facility termination event, (x) with respect to Option 1, 2.05% and (y) with respect to Option 2, 1.95% and (iii) on and after the occurrence of any facility termination event, (x) with respect to Option 1, 4.05% and (y) with respect to Option 2, 3.95%. As of March 31, 2026 and December 31, 2025, the outstanding borrowings of $113.5 million and $99.4 million were accruing at a weighted average interest rate of 5.41% and 5.61%, respectively.
In addition, a non-usage fee of 0.35% per annum is payable to the lenders on the amount of undrawn commitments under the DB Credit Facility, and, during the Revolving Period, an additional fee based on unfunded commitments of the lenders may be payable if borrowings under the DB Credit Facility do not exceed a minimum utilization percentage threshold.
The DB Credit Facility is secured by all of the assets held by MLEND Financing SPV. MLEND Financing SPV has made customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. The Fund’s borrowings, including under the DB Credit Facility, are subject to the leverage restrictions contained in the 1940 Act.
As of March 31, 2026, the Fund and MLEND Financing SPV were in compliance with all covenants and other requirements of the agreement governing the DB Credit Facility.
Components of Interest Expense
The components of the Fund's interest and other debt financing expenses, average debt outstanding and average stated interest rate (i.e., the rate in effect plus spread) for the three months ended March 31, 2026 were as follows:

Three months ended March 31,
2026
Interest expense - DB Credit Facility	$1,650
Amortization of debt issuance costs	153
Total interest and other debt financing expenses	$1,803
Average debt outstanding	$110,816
Average stated interest rate (1)	6.1%
_________________________________________
(1)Average stated interest rate includes the impact of unused commitment fees and other fees.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Note 7. Derivative Instruments
The Fund enters into foreign currency forward contracts from time to time to help mitigate the impact that an adverse change in foreign exchange rates would have on future principal and interest cash flows from the Fund’s investments denominated in foreign currencies. As of both March 31, 2026 and December 31, 2025, the counterparty to these foreign currency forward contracts was Bannockburn Global Forex, LLC. Net unrealized gain or loss on foreign currency forward contracts are included in net change in unrealized gain (loss) on foreign currency forward contracts and net realized gain or loss on forward currency forward contracts are included in net realized gain (loss) on foreign currency forward contracts on the accompanying consolidated statement of operations.
Certain information related to the Fund’s foreign currency forward contracts is presented below as of March 31, 2026 and December 31, 2025.

	March 31, 2026
Description	Notional Amount to be Sold		Settlement Date	Gross Amount of Unrealized Gain	Gross Amount of Unrealized Loss	Balance Sheet location of Net Amounts
Foreign currency forward contract	AUD	63	4/2/2026	$—	$(2)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	55	7/3/2026	—	(2)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	53	10/2/2026	—	(2)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	51	1/5/2027	—	(2)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	49	4/5/2027	—	(2)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	49	7/2/2027	—	(2)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	50	10/5/2027	—	(3)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	50	1/5/2028	—	(3)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	51	4/5/2028	—	(3)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	6,050	7/5/2028	—	(435)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	16	4/6/2026	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	48	7/3/2026	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	47	10/5/2026	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	55	1/5/2027	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	54	4/5/2027	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	55	7/6/2027	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	56	10/5/2027	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	56	1/4/2028	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	56	4/4/2028	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	55	7/5/2028	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	56	10/3/2028	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	2,496	1/3/2029	—	(4)	Net unrealized loss on foreign currency forward contracts
				$—	$(460)

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)

	December 31, 2025
Description	Notional Amount to be Sold		Settlement Date	Gross Amount of Unrealized Gain	Gross Amount of Unrealized Loss	Balance Sheet location of Net Amounts
Foreign currency forward contract	AUD	63	4/2/2026	$—	($1)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	55	7/3/2026	—	(1)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	53	10/2/2026	—	(1)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	51	1/5/2027	—	(1)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	49	4/5/2027	—	(1)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	49	7/2/2027	—	(2)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	50	10/5/2027	—	(2)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	50	1/5/2028	—	(3)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	51	4/5/2028	—	(2)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	AUD	6,050	7/5/2028	—	(298)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	47	3/4/2026	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	16	4/6/2026	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	48	7/3/2026	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	48	10/5/2026	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	55	1/5/2027	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	54	4/5/2027	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	55	7/6/2027	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	56	10/5/2027	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	56	1/4/2028	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	56	4/4/2028	—	—	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	55	7/5/2028	—	(1)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	56	10/3/2028	—	(1)	Net unrealized loss on foreign currency forward contracts
Foreign currency forward contract	CAD	2,496	1/3/2029	—	(29)	Net unrealized loss on foreign currency forward contracts
				$—	$(343)
For the three months ended March 31, 2026, the Fund recognized net change in unrealized gain (loss) on foreign currency forward contracts of ($117). For the three months ended March 31, 2026 the Fund recognized no net realized gain (loss) on foreign currency forward contracts.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Note 8. Distributions
The Board expects to declare monthly regular distributions for each class of Common Shares outstanding. The Fund’s distributions to shareholders are recorded on the applicable record date. The following table summarizes the distributions declared by the Board with respect to the Fund's Class I shares during the three months ended March 31, 2026:

Date Declared	Record Date	Payment Date	Dividend Type	Amount Per Share	Distribution Declared
Three months ended March 31, 2026:
January 22, 2026	January 30, 2026	February 24, 2026	Regular	$0.20	$790
February 20, 2026	February 27, 2026	March 24, 2026	Regular	0.18	718
March 20, 2026	March 31, 2026	April 22, 2026	Regular	0.20	804
Total distributions declared				$0.58	$2,312

The Fund has adopted a DRIP whereby shareholders (other than those located in specific states or who are clients of selected participating brokers) will have their cash distributions (net of applicable withholding tax) automatically reinvested in additional shares of the same class of Common Shares to which the distribution relates unless they elect to receive their distributions in cash. The purchase price for shares issued under our distribution reinvestment plan will be equal to the most recent NAV per share for such shares at the time the distribution is payable. Shareholders will not pay transaction related charges when purchasing shares under the DRIP, but all outstanding Class S shares and Class D shares, including those issued under the DRIP, will be subject to the ongoing servicing fees.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Note 9. Stock Issuances and Share Repurchase Program
Stock Issuances
The Fund has the authority to issue an unlimited number of Common Shares of any class, par value $0.01 per share, and an unlimited number of preferred shares, par value $0.01 per share.
Prior to the BDC Election Date, on July 7, 2025, the Fund issued 600 Class I shares to an affiliate of the Adviser, at $25.00 per share for proceeds of $15. In addition, on November 6, 2025, the Fund issued 3,947,888 Class I shares to another affiliate of the Adviser, at $25.33 per share for proceeds of $100,000.
The following table summarizes the issuance of Class I shares in the Fund's Public Offering during the three months ended March 31, 2026:

Date	Price Per Share	Shares Issued	Proceeds
Three months ended March 31, 2026:
February 2, 2026	$25.65	41,462	$1,064
March 2, 2026	$25.69	29,202	750
Total		70,664	$1,814
During the three months ended March 31, 2026, the Fund issued a de minimis amount of Class I shares under the DRIP.
As of March 31, 2026 and December 31, 2025, the Fund has not offered or sold any Class S or Class D shares.
Share Repurchase Program
At the discretion of the Board and subject to available liquidity, beginning no later than the quarter ending December 31, 2027, the Fund intends to commence a share repurchase program in which the Fund intends to offer to repurchase up to 5% of the Fund's Common Shares outstanding (by number of shares) in each quarter. The Board may amend, suspend or terminate the share repurchase program at any time if it deems such action to be in the Fund's best interest and the best interest of the Fund's common shareholders. As a result, share repurchases may not be available each quarter. The Fund will conduct any such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the 1940 Act, with the terms of such tender offer published in a tender offer statement to be sent to all shareholders and filed on Schedule TO. All shares purchased by the Fund pursuant to the terms of each tender offer will thereafter will be authorized and unissued shares.
Under the Fund's share repurchase program, to the extent the Fund offers to repurchase shares in any particular quarter, the Fund expect to repurchase shares pursuant to tender offers using a purchase price equal to the NAV per share as of the last calendar day of the applicable month designated by the Board, except that the Fund deducts 2.00% from such NAV for shares that have not been outstanding for at least one year (the "Early Repurchase Deduction"). The Early Repurchase Deduction will not apply to shares acquired through the Fund's DRIP and may be waived by the Fund in certain instances.
During the three months ended March 31, 2026, the Fund did not repurchase any Common Shares.
Note 10. Commitments and Contingencies
Commitments: As of March 31, 2026 and December 31, 2025, the Fund had $47,103 and $38,551, respectively, in outstanding commitments to fund investments under undrawn revolvers, delayed draw commitments and subscription agreements. Management believes that the Fund’s available cash balances and/or ability to draw on its existing credit facility or raise additional leverage facilities provide sufficient funds to cover its unfunded commitments as of March 31, 2026.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
The table below presents outstanding commitments to fund investments in current portfolio companies as of March 31, 2026 and December 31, 2025:

Portfolio Company	March 31, 2026	December 31, 2025
Asset Reliability Bidco, Inc. (Delayed Draw)	$1,190	$1,190
Asset Reliability Bidco, Inc. (Revolver)	476	476
BCTO Bobsled Purchaser, Inc. (Delayed Draw)	1,667	—
BCTO Bobsled Purchaser, Inc. (Revolver)	500	—
Cdata Software, Inc. (Delayed Draw)	439	439
Cdata Software, Inc. (Delayed Draw)	373	373
Cdata Software, Inc. (Revolver)	527	527
Cohere Beauty, Phoenix LLC (Revolver)	1,599	1,599
Cosmos Bidco, Inc. (Delayed Draw)	392	392
Cosmos Bidco, Inc. (Revolver)	312	410
DataOnline Corp. (Revolver)	—	73
EMCO Holdco LLC (Delayed Draw)	1,369	1,369
EMCO Holdco LLC (Revolver)	1,790	1,790
Engineered Metal Solutions, Inc. (Revolver)	610	610
Epika Fleet Services, Inc.	—	1,837
Epika Fleet Services, Inc. (Revolver)	2,645	2,645
EverView AcquisitionCo, Inc. (Delayed Draw)	2,750	2,750
EverView AcquisitionCo, Inc. (Revolver)	2,063	2,063
Excel Testing and Engineering Holdings LLC (Delayed Draw)	1,900	2,500
Excel Testing and Engineering Holdings LLC (Revolver)	500	500
FR Panther Intermediate, LLC (Delayed Draw)	1,333	—
FR Panther Intermediate, LLC (Revolver)	389	—
FR Panther Intermediate, LLC (Equity Commitment)	356	—
GC Champion Acquisition LLC (Delayed Draw)	562	562
Lifted Trucks Holdings, LLC (Revolver)	256	305
Milrose Consultants, LLC (Revolver)	75	75
Niteo Products, LLC (Revolver)	974	974
Pacvue Intermediate LLC (Revolver)	152	152
Pathlock, Inc. (Delayed Draw)	78	130
Pathlock, Inc. (Delayed Draw)	261	261
Pathlock, Inc. (Revolver)	26	26
Phia Purchaser, LLC (Delayed Draw)	1,276	1,276
Phia Purchaser, LLC (Revolver)	765	765
Project Tahoe Acquisition Corporation (Revolver)	1,167	—
Protecht Group Holdings Pty Ltd (Delayed Draw)	1,035	1,001
Protecht Group Holdings Pty Ltd (Delayed Draw)	330	440
Protecht Group Holdings Pty Ltd (Revolver)	207	200
Protecht Group Holdings Pty Ltd (Revolver)	300	300
Pursuit Buyer, LLC (Delayed Draw)	440	—
Pursuit Buyer, LLC (Delayed Draw)	2,000	—
Pursuit Buyer, LLC (Revolver)	1,500	—

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)

Portfolio Company	March 31, 2026	December 31, 2025
Rampart Exterior Services Buyer, Inc. (Revolver)	$589	$589
RD Last Mile Holdings, LLC (Revolver)	554	554
Securly, Inc. (Revolver)	—	615
SingleStore, Inc. (Delayed Draw)	1,023	1,268
SingleStore, Inc. (Revolver)	1,294	1,294
StarCompliance MidCo, LLC (Revolver)	275	275
TigerConnect, Inc. (Revolver)	1,532	1,532
Vanterra Holdings, LLC (Delayed Draw)	3,000	—
Veritas Buyer, LLC and DecisionHR Holdings, Inc. (Delayed Draw)	1,563	1,563
Veritas Buyer, LLC and DecisionHR Holdings, Inc. (Revolver)	781	781
Vhagar Purchaser, LLC (Delayed Draw)	493	493
Vhagar Purchaser, LLC (Revolver)	197	197
Volt Bidco, Inc. (Revolver)	176	338
ZI Intermediate II, Inc. (Revolver)	1,042	1,042
Total Unfunded Portfolio Company Commitments	$47,103	$38,551
Indemnification: In the normal course of business, the Fund enters into contracts and agreements that contain a variety of representations and warranties that provide general indemnification. The Fund’s maximum exposure under these agreements is unknown, as these involve future claims that may be made against the Fund but that have not occurred. The Fund expects the risk of any future obligations under these indemnification provisions to be remote.
Concentration of credit and counterparty risk: Credit risk arises primarily from the potential inability of counterparties to perform in accordance with the terms of the contract. In the event that the counterparties do not fulfill their obligations, the Fund may be exposed to risk. The risk of default depends on the creditworthiness of the counterparties or issuers of the instruments. It is the Fund’s policy to review, as necessary, the credit standing of each counterparty.
Market risk: The Fund’s investments and borrowings are subject to market risk. Market risk is the potential for changes in the value due to market changes. Market risk is directly impacted by the volatility and liquidity in the markets in which the investments and borrowings are traded.
Legal proceedings: In the normal course of business, the Fund may be subject to legal and regulatory proceedings that are generally incidental to its ongoing operations. While there can be no assurance of the ultimate disposition of any such proceedings, the Fund is not currently aware of any such proceedings or disposition that would have a material adverse effect on the Fund’s consolidated financial statements.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Note 11. Financial Highlights
The following are financial highlights of the Fund for Class I shares for the three months ended March 31, 2026:

March 31, 2026
Per share data:
Net asset value at beginning of period	$25.66
Net investment income (1)	0.56
Net realized and unrealized gain (loss) (1)	0.10
Net increase (decrease) in net assets resulting from operations (1)	0.66
Shareholder distributions declared (2)	(0.58)
Net asset value at end of period	$25.74
Total return based on average net asset value (3)	2.60%
Ratio/Supplemental data:
Net assets at end of period	$103,461
Shares outstanding at end of period	4,019,156
Portfolio turnover rate (4)	2.59%
Ratio of total investment income to average net assets (5)	19.09%
Ratio of expenses to average net assets with waivers and expense support (5)	10.91%
Ratio of expenses to average net assets without waivers and expense support (5)	12.46%
Ratio of net investment income to average net assets with waivers and expense support (5)	8.18%
Ratio of net investment income to average net assets without waivers and expense support (5)	6.64%
_________________________________________
(1)The per share data was derived by using the weighted average shares outstanding during the three months ended March 31, 2026.
(2)The per share data for distributions reflects the actual amount of distributions declared from net investment income during the three months ended March 31, 2026. Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Funds’s taxable earnings fall below the total amount of the Fund’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Fund’s shareholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of March 31, 2026, none of the distributions would have been characterized as a tax return of capital to the Fund’s shareholders; this tax return of capital may differ from the return of capital calculated with reference to net investment income for financial reporting purposes.
(3)Total return is calculated as the change in NAV per share during the period, divided by the beginning NAV per share. The Fund's performance changes over time and currently may be different than that shown. Past performance is no guarantee of future results. Return calculation is not annualized.
(4)Ratio is not annualized.
(5)Ratios are annualized. Incentive fees and organizational costs included within the ratios are not annualized.

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(in thousands, except share and per share data)
Note 12. Segment Reporting
The Fund operates through a single operating and reporting segment with an investment objective to generate both current income and capital appreciation through debt and equity investments. The CODM is comprised of the Fund’s Chief Executive Officer and Chief Financial Officer. The CODM assesses the performance and makes operating decisions of the Fund on a consolidated basis primarily based on the Fund’s net increase (decrease) in net assets resulting from operations (“net income”) and net investment income. In addition to numerous other factors and metrics, the CODM utilizes net income and net investment income as the key metrics in determining the amount of dividends to be distributed to the Fund’s shareholders. As the Fund’s operations comprise of a single reporting segment, the segment assets are reflected on the accompanying consolidated statement of assets and liabilities as “total assets” and the significant segment expenses are listed on the accompanying consolidated statement of operations.
Note 13. Subsequent Events
The Fund has evaluated subsequent events through May 11, 2026, the date on which the consolidated financial statements were issued.
Stock Issuances: On April 1, 2026, the Fund sold 23,893 Class I shares in the Public Offering for an aggregate consideration of $615. The Fund received proceeds of $275 effective May 1, 2026 relating to the issuance of Class I shares in the Public Offering.
Distributions: On April 22, 2026, the Board declared a distribution of $0.20 per Class I share payable on or about May 22, 2026 to shareholders of record as of April 30, 2026.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited consolidated financial statements and related notes and other financial information appearing elsewhere in this quarterly report on Form 10-Q (the “Quarterly Report”).
FORWARD-LOOKING STATEMENTS
This Quarterly Report, including this Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains statements that constitute forward-looking statements, which relate to future events or future performance or future financial condition of Monroe Capital Enhanced Corporate Lending Fund (the "Fund," "we," "us," or "our"). These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our industry, our beliefs and our assumptions. The forward-looking statements contained in this Quarterly Report involve risks and uncertainties, including statements as to:

•our, or our portfolio companies’, future business, operations, operating results or prospects;
•the dependence of our future success on the general economy and its impact on the industries in which we invest;
•political and regulatory conditions that contribute to uncertainty and market volatility including the impact of a U.S. government shutdown as well as the legislative, regulatory, trade (including tariffs) and other policies associated with the current U.S. administration;
•the impact of the ongoing military conflicts and general uncertainty surrounding the financial and political stability of the United States, the United Kingdom, the European Union, the Middle East and China;
•the impact of a protracted decline in the liquidity of credit markets on our business;
•our ability to recover unrealized losses;
•the impact of increased competition;
•the impact of changing interest rates and elevated inflation rates and the risk of recession on our business prospects and the prospects of our portfolio companies;
•the disruption of global shipping activities;
•our contractual arrangements and relationships with third parties;
•the valuation of our investments in portfolio companies, particularly those having no liquid trading market;
•actual and potential conflicts of interest with MC Advisors, MC Management and other affiliates of Monroe Capital;
•the financial condition of our current and prospective portfolio companies and their ability to achieve their objectives;
•the use of borrowed money to finance a portion of our investments;
•market conditions and our ability to access different debt markets and additional debt and equity capital and our ability to manage our capital resources effectively;
•the adequacy of our financing sources and working capital;
•the timing of cash flows, if any, from the operations of our portfolio companies;

•the ability of MC Advisors to locate suitable investments for us and to monitor and administer our investments;
•the ability of MC Advisors or its affiliates to attract and retain highly talented professionals;
•the impact of information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks;
•our ability to qualify and maintain our qualification as a regulated investment company and as a business development company; and
•the impact of future new and changing legislation and regulation on our business and our portfolio companies.
We use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates,” “targets” and similar expressions to identify forward-looking statements. The forward-looking statements contained in this Quarterly Report on Form 10-Q involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Part I-Item 1A. Risk Factors” in this Quarterly Report on Form 10-Q and in “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 9, 2026 and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statements in this Quarterly Report on Form 10-Q should not be regarded as a representation by us that our plans and objectives will be achieved.
We have based the forward-looking statements included in this Quarterly Report on Form 10-Q on information available to us on the date of this Quarterly Report on Form 10-Q, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements in this Quarterly Report on Form 10-Q, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the U.S. Securities and Exchange Commission (the "SEC"), including Annual Reports on Form 10-K, registration statements on Form N-2, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Overview
Monroe Capital Enhanced Corporate Lending Fund is a newly organized, externally managed, non-diversified closed-end management investment company that has elected to be treated as a BDC under the 1940 Act. Formed as a Delaware statutory trust on March 3, 2025, we are externally managed by the Adviser, which is responsible for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring our portfolio on an ongoing basis. We commenced investment operations following the closing on the Seed Contribution and, prior to the BDC Election Date on November 20, 2025, conducted our investment activities and operations pursuant to an exclusion from the definition of “investment company” in the 1940 Act. Proceeds from the Seed Contribution were invested in accordance with the Fund’s investment objective. Prior to the BDC Election Date, MC Management served as our investment adviser, pursuant to the MC Management Advisory Agreement, and as our Administrator, pursuant to the Administration Agreement. Following the BDC Election Date, MC Advisors serves as our investment adviser pursuant to the Advisory Agreement, which we entered with MC Advisors on the BDC Election Date (at which time the MC Management Advisory Agreement was terminated). MC Management continues to serve as the Administrator following the BDC Election Date pursuant to the terms of the Administration Agreement. The term “Adviser” refers (i) to MC Management in its capacity as our investment adviser prior to the BDC Election Date and (ii) to MC Advisors in its capacity as our investment adviser following our entry into the Advisory Agreement on the BDC Election Date. Both MC Management and MC Advisors are registered as investment advisers with the SEC under the Advisers Act. We also intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under the Code.

As an emerging growth company, we intend to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act") for complying with new or revised accounting standards.
Our investment strategy involves investing primarily in directly originated assets, including senior secured loans, and club transactions (generally investments made by a small group of investment firms) and syndicated loans, made to or issued by a diversified set of U.S. lower middle market companies, which we generally define as companies with between $50 million and $350 million in annual revenue, $3 million and $35 million of annual EBITDA, and/or $50 million and $250 million in annual recurring revenue ("ARR"). Our investment portfolio is expected to be comprised primarily of a balanced portfolio of diversified senior secured loans to lower middle market companies with predictable and stable cash flows (“cash-flow loans”) and senior secured loans to software or technology-enabled lower middle market companies that operate with between $50 million and $250 million in ARR (such loans referred to as “ARR Loans”).
We expect to invest primarily in: (i) senior secured loans, notes, and bonds; (ii) unitranche secured loans and securities (a combination of senior secured and junior secured debt in the same facility in which we syndicate a “first out” portion of the loan to an investor and retain a “last out” portion of the loan); (iii) syndicated loans; and (iv) equity in relation to financing independent sponsor transactions where we typically provide a combination of both senior debt and equity. The Fund may invest without limit in directly originated loans. To a lesser extent, we may make investments in subordinated secured and unsecured loans, subordinated debt, which in some cases includes equity and/or preferred components and other types of credit instruments, made to or issued by U.S. lower middle market companies, or in more liquid credit investment opportunities, including in publicly traded debt instruments, for cash management purposes. We may also invest in foreign instruments and illiquid and restricted securities. While most of our investments are in private U.S. companies (we generally have to invest at least 70% of our total assets in “qualifying assets,” including private U.S. companies), we also expect to invest from time to time in non-U.S. companies. As of March 31, 2026, our portfolio included approximately 94.1% senior secured loans and 5.9% equity investments. The companies in which we invest may be leveraged, often as a result of leveraged buyouts or other recapitalization transactions, and, in certain cases, will not be rated by national ratings agencies. If such companies were rated, we believe that they would typically receive a rating below investment grade (between BB and CCC under the Standard & Poor’s system) from the national rating agencies.
We use Monroe Capital LLC’s ("Monroe Capital") extensive leveraged finance origination infrastructure and broad expertise in sourcing loans to invest in senior secured, unitranche secured and junior secured debt of middle-market companies. Our investment size will vary proportionately with the size of our capital base. We believe that our focus on lending to lower middle-market companies offers several advantages as compared to lending to larger companies, including more attractive economics, lower leverage, more comprehensive and restrictive covenants, more expansive events of default, relatively small debt facilities that provide us with enhanced influence over our borrowers, direct access to borrower management and improved information flow.
Stock Issuances and Share Repurchase Program
Stock Issuances: On May 6, 2025, we received an exemptive order from the SEC, that permits us to issue any multiple classes of our common shares of beneficial interests (the “Common Shares”) with, among others, different ongoing shareholder servicing and/or distribution fees (the "Multi-Class Exemptive Relief"). Pursuant to the Multi-Class Exemptive Relief, we offer on a continuous basis up to $1.0 billion of our Common Shares, including Class S shares, Class D shares and Class I shares, pursuant to a continuous public offering (the "Public Offering") registered with the SEC. The share classes have different ongoing shareholder servicing and/or distribution fees. The purchase price per share for each class of Common Shares equals the NAV per share, as of the effective date of the monthly share purchase date. The Public Offering is a “best efforts” offering, which means that InspereX LLC, the managing dealer for the Public Offering, will use its best efforts to sell Common Shares, but is not obligated to purchase or sell any specific amount of shares.

The following table summarizes the issuance of Class I shares in our Public Offering (in thousands except shares and per share data) during the three months ended March 31, 2026:

Date	Price Per Share	Shares Issued	Proceeds
Three months ended March 31, 2026:
February 2, 2026	$25.65	41,462	$1,064
March 2, 2026	$25.69	29,202	750
Total		70,664	$1,814
During the three months ended March 31, 2026, we issued a de minimis amount of Class I shares under our dividend reinvestment plan ("DRIP"). See "Financial Condition, Liquidity and Capital Resources - Distributions" below for more information regarding the DRIP.
As of March 31, 2026 the Fund has not offered or sold any Class S or Class D shares.
Share Repurchase Program: At the discretion of the Board and subject to available liquidity, beginning no later than the quarter ending December 31, 2027, we intend to commence a share repurchase program in which we intend to offer to repurchase up to 5% of our Common Shares outstanding (by number of shares) in each quarter. The Board may amend, suspend or terminate the share repurchase program if it deems such action to be in our best interest and the best interest of our common shareholders. As a result, share repurchases may not be available each quarter, or at all.
We will conduct any such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the 1940 Act, with the terms of such tender offer published in a tender offer statement to be sent to all shareholders and filed with the SEC on Schedule TO. All common shareholders will be given at least 20 full business days to elect to participate in such share repurchases. All shares purchased by us pursuant to the terms of each tender offer will thereafter be authorized and unissued shares.
Under our share repurchase program, to the extent we offer to repurchase shares in any particular quarter, we expect to repurchase shares pursuant to tender offers using a purchase price equal to the NAV per share as of the last calendar day of the applicable month designated by the Board, except that the Fund deducts 2.00% from such NAV for shares that have not been outstanding for at least one year (the “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction will not apply to shares acquired through the DRIP and may be waived in the case of repurchase requests: (i) arising from the death or qualified disability of the holder; (ii) submitted by discretionary model portfolio management programs (and similar arrangements); (iii) from feeder funds (or similar vehicles) primarily created to hold our Common Shares, which are offered to non-U.S. persons, where such funds seek to avoid imposing such a deduction because of administrative or systems limitations; (iv) in the event that a shareholder’s Common Shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance; or (v) due to trade or operational error. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining shareholders.

Key Components of our Results of Operations
Investment income
We generate interest income on the debt investments in portfolio company investments that we originate or acquire. Our debt investments, whether in the form of senior secured, unitranche secured or junior secured debt, typically have an initial term of three to seven years and bear interest at a fixed or floating rate. In some instances, we receive payments on our debt investments based on scheduled amortization of the outstanding balances. In addition, we receive repayments of some of our debt investments prior to their scheduled maturity date. In some cases, our investments provide for deferred interest of payment-in-kind ("PIK") interest. In addition, we may generate revenue in the form of commitment, origination, amendment, structuring or due diligence fees, fees for providing managerial assistance and consulting fees. Loan origination fees, original issue discount and market discount or premium are capitalized, and we accrete or amortize such amounts as interest income. We record prepayment premiums and prepayment gains (losses) on loans as interest income. As the frequency or volume of the repayments that trigger these prepayment premiums and prepayment gains (losses) may fluctuate significantly from period to period, the associated interest income recorded may also fluctuate significantly from period to period. Interest and fee income is recorded on the accrual basis to the extent we expect to collect such amounts. Interest income is accrued based upon the outstanding principal amount and contractual terms of debt and preferred equity investments. Interest is accrued on a daily basis. We record fees on loans based on the determination of whether the fee is considered a yield enhancement or payment for a service. If the fee is considered a yield enhancement associated with a funding of cash on a loan, the fee is generally deferred and recognized into interest income using the effective interest method if captured in the cost basis or using the straight-line method if the loan is unfunded and therefore there is no cost basis. If the fee is not considered a yield enhancement because a service was provided, and the fee is payment for that service, the fee is deemed earned and recorded as other income in the period the service is completed.
Dividend income on preferred equity investments is recorded as dividend income on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity investments is recorded on the record date for private portfolio companies. Each distribution received from limited liability company (“LLC”) and limited partnership (“LP”) investments is evaluated to determine if the distribution should be recorded as dividend income or a return of capital. Generally, we will not record distributions from equity investments in LLCs and LPs as dividend income unless there are sufficient accumulated tax-basis earnings and profits in the LLC or LP prior to the distribution. Distributions that are classified as a return of capital are recorded as a reduction in the cost basis of the investment. The frequency and volume of the distributions on common equity investments and LLC and LP investments may fluctuate significantly from period to period.
Expenses
Our primary operating expenses include the payment of base management and incentive fees to MC Advisors under the Advisory Agreement, reimbursement payments to MC Management for our allocable portion of MC Management's overhead and other expenses incurred by it in performing its obligations under the Administration Agreement, and interest expense and other debt financing expenses related to our borrowings. See Note 5 to our consolidated financial statements in this Quarterly Report on Form 10-Q for additional information on our Advisory Agreement and Administration Agreement.
Except as specifically provided in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Expenses” in Part II of our annual report on Form 10-K for the fiscal year ended December 31, 2025, all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to us, and the base compensation, bonus and benefits, and routine overhead expenses, of such personnel allocable to such services, are provided and paid for by the Adviser. We bear all other costs and expenses of our operations, administration and transactions. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Expenses” in Part II of our annual report on Form 10-K for the fiscal year ended December 31, 2025 for more information.

Expense Support and Conditional Reimbursement Agreement
We have entered into the Expense Support Agreement with MC Advisors. Pursuant to the Expense Support Agreement, MC Advisors is obligated to advance our Operating Expenses to the extent that such expenses exceed 1.00% (on an annualized basis) of the Fund’s average NAV. Any Required Expense Payment must be paid by MC Advisors to us in any combination of cash or other immediately available funds, and/or offset against amounts due from us to MC Advisors or its affiliates.
MC Advisors may elect to pay certain additional expenses on our behalf, provided that no portion of the payment will be used to pay any interest expense or distribution and/or shareholder servicing fees of the Fund. Any Voluntary Expense Payment that MC Advisors has committed to pay must be paid by MC Advisors to us in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from us to MC Advisors or its affiliates.
Upon and following the initial issuance of Common Shares to investors that are not affiliated with MC Advisors, following any calendar month (such calendar month, the “Applicable Calendar Month”) in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in the Applicable Calendar Month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), we will pay such Excess Operating Funds, or a portion thereof, to MC Advisors until such time as all Expense Payments made by MC Advisors to the Fund within three years prior to the last business day of the Applicable Calendar Month have been reimbursed. Any payments required to be made by the Fund shall be referred to herein as a “Reimbursement Payment.” “Available Operating Funds” means the sum of (i) our net investment income calculated in accordance with U.S. GAAP, (ii) our net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to us on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).
No Reimbursement Payment for any quarter shall be made if: (1) the Fund’s Operating Expense Ratio at the time of such proposed Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the Fund’s Operating Expense Ratio exceeds 1.00% (on an annualized basis). The “Operating Expense Ratio” is calculated by dividing Operating Expenses by the Fund’s monthly average net assets.
The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month, except to the extent MC Advisors has waived its right to receive such payment for the applicable month.
Net gain (loss)
We recognize realized gains or losses on investments, foreign currency forward contracts, and foreign currency and other transactions based on the difference between the net proceeds from the disposition and the cost basis without regard to unrealized gains or losses previously recognized within net realized gain (loss) on the consolidated statement of operations. We record current period changes in fair value of investments, foreign currency forward contracts, foreign currency and other transactions within net change in unrealized gain (loss) on the consolidated statement of operations.
Portfolio and Investment Activity
During the three months ended March 31, 2026, we invested $19.2 million in 4 new portfolio companies and we invested $5.8 million in 14 existing portfolio companies and had $5.2 million in aggregate amount of sales and principal repayments, resulting in net investments of $19.8 million for the period.

The following table shows portfolio yield by investment type:

	March 31, 2026		December 31, 2025
	Weighted Average Annualized Contractual Coupon Yield (1)	Weighted Average Annualized Effective Yield (2)	Weighted Average Annualized Contractual Coupon Yield (1)	Weighted Average Annualized Effective Yield (2)
Senior secured loans	9.4%	9.4%	9.6%	9.6%
Equity investments	9.4	9.4	9.3	9.3
Total	9.4%	9.4%	9.6%	9.6%
_________________________________________
(1)The weighted average annualized contractual coupon yield at period end is computed by dividing (a) the interest income on our debt investments and preferred equity investments (with a stated coupon rate) at the period end contractual coupon rate for each investment by (b) the par value of our debt investments and the cost basis of our preferred equity investments.
(2)The weighted average annualized effective yield on portfolio investments at period end is computed by dividing (a) interest income on our debt investments and preferred equity investments (with a stated coupon rate) at the period end effective rate for each investment by (b) the par value of our debt investments and the cost basis of our preferred equity investments. The weighted average annualized effective yield on portfolio investments is a metric on the investment portfolio alone and does not represent a return to shareholders. This metric is not inclusive of our fees and expenses, the impact of leverage on the investment portfolio or sales load that may be paid by shareholders.
The following table shows the composition of our investment portfolio at fair value and as percentage of our total investments at fair value (in thousands):

	March 31, 2026		December 31, 2025
Fair Value:
Senior secured loans	$199,088	94.1%	$180,094	94.3%
Equity investments	12,471	5.9	10,939	5.7
Total	$211,559	100.0%	$191,033	100.0%
Our portfolio composition at March 31, 2026 remained relatively consistent with our portfolio at December 31, 2025, with changes resulting primarily from investments in new and existing portfolio companies. As of March 31, 2026, our yields decreased slightly compared to December 31, 2025, primarily due to decreases in base rates on our loan portfolio.

The following table shows our portfolio composition by industry at fair value and as percentage of our total investments at fair value (in thousands):

	March 31, 2026		December 31, 2025
Fair Value:
Automotive	$8,124	3.8%	7,474	3.9%
Banking	1,620	0.8	1,620	0.8
Chemicals, Plastics & Rubber	7,021	3.3	6,930	3.6
Construction & Building	4,969	2.3	—	—
Consumer Goods: Durable	5,207	2.5	5,082	2.7
Consumer Goods: Non-Durable	9,876	4.7	9,914	5.2
Containers, Packaging & Glass	3,950	1.9	—	—
Environmental Industries	5,326	2.5	5,032	2.6
FIRE: Finance	7,752	3.7	7,456	3.9
Healthcare & Pharmaceuticals	35,270	16.6	30,320	15.9
High Tech Industries	33,554	15.9	33,003	17.3
Media: Advertising, Printing & Publishing	8,938	4.2	8,938	4.7
Retail	1,266	0.6	1,267	0.7
Services: Business	52,864	25.0	45,812	24.0
Services: Consumer	10,063	4.8	10,070	5.3
Telecommunications	—	—	5,003	2.6
Transportation: Cargo	15,759	7.4	13,112	6.8
Total	$211,559	100.0%	$191,033	100.0%
Portfolio Asset Quality
MC Advisors’ portfolio management staff closely monitors all credits, with senior portfolio managers covering agented and more complex investments with the support of junior portfolio management staff. MC Advisors segregates our capital markets investments by industry. MC Advisors’ monitoring process and projections developed by Monroe Capital both have daily, weekly, monthly and quarterly components and related reports, each to evaluate performance against historical, budget and underwriting expectations. MC Advisors’ analysts monitor performance using standard industry software tools to provide consistent disclosure of performance. When necessary, MC Advisors updates our internal risk ratings, borrowing base criteria and covenant compliance reports.

As part of the monitoring process, MC Advisors regularly assesses the risk profile of each of our investments and rates each of them based on an internal proprietary system that uses the categories listed below, which we refer to as MC Advisors’ investment performance risk rating. For any investment rated in Grades 3, 4 or 5, MC Advisors, through its internal Portfolio Management Group (“PMG”), will increase its monitoring intensity and prepare regular updates for the investment committee for the Fund ("Investment Committee"), summarizing current operating results and material impending events and suggesting recommended actions. The PMG is responsible for oversight and management of any investments rated in Grades 3, 4, or 5. MC Advisors monitors and, when appropriate, changes the investment ratings assigned to each investment in our portfolio. In connection with our valuation process, MC Advisors reviews these investment performance risk ratings on a quarterly basis. The investment performance risk rating system is described as follows:

Investment Performance Risk Rating	Summary Description
Grade 1	Includes investments exhibiting the least amount of risk in our portfolio. The issuer is performing above expectations or the issuer’s operating trends and risk factors are generally positive.

Grade 2	Includes investments exhibiting an acceptable level of risk that is similar to the risk at the time of origination. The issuer is generally performing as expected or the risk factors are neutral to positive.

Grade 3	Includes investments performing below expectations and indicates that the investment’s risk has increased somewhat since origination. The issuer may be out of compliance with debt covenants; however, scheduled loan payments are generally not past due.

Grade 4	Includes an issuer performing materially below expectations and indicates that the issuer’s risk has increased materially since origination. In addition to the issuer being generally out of compliance with debt covenants, scheduled loan payments may be past due (but generally not more than six months past due).

Grade 5	Indicates that the issuer is performing substantially below expectations and the investment risk has substantially increased since origination. Most or all of the debt covenants are out of compliance or payments are substantially delinquent. Investments graded 5 are not anticipated to be repaid in full.
Our investment performance risk ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or reflect or represent any third-party assessment of any of our investments.
In the event of a delinquency or a decision to rate an investment Grade 4 or Grade 5, the PMG, in consultation with the Investment Committee, will develop an action plan. Such a plan may require a meeting with the borrower’s management or the lender group to discuss reasons for the default and the steps management is undertaking to address the under-performance, as well as amendments and waivers that may be required. In the event of a dramatic deterioration of a credit, MC Advisors and the PMG will form a team or engage outside advisors to analyze, evaluate and take further steps to preserve our value in the credit. In this regard, we would expect to explore all options, including in a private equity sponsored investment, assuming certain responsibilities for the private equity sponsor or a formal sale of the business with oversight of the sale process by us. The PMG and the Investment Committee have extensive experience in running debt work-out transactions and bankruptcies.

The following table shows the distribution of our investments on the 1 to 5 investment performance risk rating scale as of March 31, 2026 (in thousands):

Investment Performance Risk Rating	Investments at Fair Value	Percentage of Total Investments
1	$—	—%
2	211,559	100.0
3	—	—
4	—	—
5	—	—
Total	$211,559	100.0%
The following table shows the distribution of our investments on the 1 to 5 investment performance risk rating scale as of December 31, 2025 (in thousands):

Investment Performance Risk Rating	Investments at Fair Value	Percentage of Total Investments
1	$—	—%
2	191,033	100.0
3	—	—
4	—	—
5	—	—
Total	$191,033	100.0%
As of both March 31, 2026 and December 31, 2025, there were no borrowers with debt or preferred equity investments on non-accrual status.
Results of Operations
We are a newly-formed entity that commenced investment operations following the closing on capital in the Seed Contribution, which occurred on November 6, 2025. Since we commenced investment operations on November 6, 2025, we therefore have no corresponding prior period with which to compare our operating results for the three months ended March 31, 2026.
Operating results were as follows (in thousands):

Three months ended March 31,
2026
Total investment income	$4,819
Total operating expenses, net of fee waivers and expense support	2,596
Net investment income before income taxes	2,223
Income taxes, including excise taxes	—
Net investment income	2,223
Net change in unrealized gain (loss) on investments	536
Net change in unrealized gain (loss) on foreign currency forward contracts	(117)
Net change in unrealized gain (loss)	419
Net increase (decrease) in net assets resulting from operations	$2,642

Net change in net assets resulting from operations can vary substantially from period to period due to various factors, including but not limited to the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation.
Investment Income
The composition of our investment income was as follows (in thousands):

Three months ended March 31,
2026
Interest income	$4,593
PIK interest income	125
Dividend income (1)	23
Prepayment gain (loss)	(9)
Accretion of discounts and amortization of premiums	87
Total investment income	$4,819
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(1)Dividend income includes PIK dividends of $23.
Operating Expenses
The composition of our operating expenses was as follows (in thousands):

Three months ended March 31,
2026
Interest and other debt financing expenses	$1,803
Base management fees, net of base management fee waiver (1)	485
Incentive fees, net of incentive fee waiver (2)	52
Professional fees	88
Administrative service fees	270
General and administrative expenses	238
Trustees' fees	25
Operating expenses before expense support, net of fee waivers	2,961
Expense support (3)	(365)
Total operating expenses, net of fee waivers and expense support	2,596
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(1)Base management fees were $0.6 million, of which MC Advisors waived $0.2 million. Through December 31, 2026 (the "Advisory Fee Waiver Period"), MC Advisors has voluntarily agreed to waive a portion of the management fee such that during the Advisory Fee Waiver Period, the management fee rate will be 0.95% of the Fund's average total assets. There is no guarantee that MC Advisors will waive any additional base management fees in the future.
(2)Incentive fees were $0.3 million, comprised of income-based incentive fees (part one incentive fees) of $0.3 million and capital gains incentive fees (part two incentive fees) of $0.1 million,, of which MC Advisors waived part one incentive fees of $0.3 million. During the Advisory Fee Waiver Period, MC Advisors has voluntarily agreed to waive all income-based incentive fees (part one incentive fees). There is no guarantee that MC Advisors will waive any additional incentive fees in the future. See Note 5 to our consolidated financial statements and “Capital Gains Incentive Fee” below for additional information.
(3)See Note 5 to our consolidated financial statements for the three months ended March 31, 2026 for additional information regarding the Expense Support Agreement.

The composition of our interest and other debt financing expenses, average debt outstanding and average stated interest rate (i.e., the rate in effect plus spread) was as follows (in thousands):

Three months ended March 31,
2026
Interest expense - DB Credit Facility	$1,650
Amortization of debt issuance costs	153
Total interest and other debt financing expenses	$1,803
Average debt outstanding	$110,816
Average stated interest rate (1)	6.1%
Income Taxes, Including Excise Taxes
We intend to elect to be treated for federal income tax purposes when we file our first tax return, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code and operate in a manner so as to qualify for the U.S. federal income tax treatment available to RICs. To maintain qualification as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements and distribute to shareholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses.
Depending on the level of taxable income earned in a tax year, we may choose to carry forward such taxable income in excess of current year dividend distributions from such current year taxable income into the next year and pay U.S. federal income tax at corporate rates and a 4% excise tax on such income, as required. To the extent that we determine that our estimated current year annual taxable income may exceed estimated current year dividend distributions, we accrue excise tax, if any, on estimated excess taxable income as such taxable income is earned. For the three months ended March 31, 2026, we recorded no net expense on the consolidated statement of operations for U.S. federal excise tax.
One of our consolidated subsidiaries is subject to U.S. federal and state corporate-level income taxes. For the three months ended March 31, 2026, we recorded no net tax expense on the consolidated statement of operations for this subsidiary.
Net Realized Gain (Loss)
For the three months ended March 31, 2026, we had no net realized gain (loss) on investments.
We have entered and may continue to enter into foreign currency forward contracts to reduce our exposure to foreign currency exchange rate fluctuations. For the three months ended March 31, 2026, we had no net realized gain (loss) on foreign currency forward contracts.
For the three months ended March 31, 2026, we had no net realized gain (loss) on foreign currency and other transactions.
Net Change in Unrealized Gain (Loss)
For the three months ended March 31, 2026, our investments had $0.5 million of net change in unrealized gain. The net change in unrealized gain includes both unrealized gain on investments in our portfolio with mark-to-market gains during the periods and unrealized loss on investments in our portfolio with mark-to-market losses during the period.
For the period from three months ended March 31, 2026, our foreign currency forward contracts had $(0.1) million of net change in unrealized loss.

Net Increase (Decrease) in Net Assets Resulting from Operations
For the three months ended March 31, 2026, the net increase (decrease) in net assets resulting from operations was $2.6 million primarily as a result of net investment income and net mark-to-market gains on our investments. Based on our weighted average Common Shares outstanding during the three months ended March 31, 2026, our per share net increase in net assets resulting from operations was $0.66.
Financial Condition, Liquidity and Capital Resources
Our liquidity and capital resources are generated primarily from the proceeds from the sale of Common Shares, pursuant to our registration statement on Form N-2 (File No. 333-290835) in a public offering on a continuous basis at a price per share equal to the then-current NAV per share, advances from the DB Facility and cash flows from our operations. We also expect to generate cash from any additional financing arrangements we may enter into in the future and any future offerings of our equity or debt securities. Our primary uses of cash and cash equivalents are for (i) investments in portfolio companies and other investments, (ii) the cost of operations (including paying the Adviser and the Administrator), (iii) cost of any borrowings or other financing arrangements and (iv) cash distributions to the holders of our Common Shares.
As a BDC, we are generally not permitted to issue and sell our Common Shares at a price below NAV per share. We may, however, sell our Common Shares, or warrants, options or rights to acquire our Common Shares, at a price below the then-current NAV per share of our Common Shares if our Board, including our independent trustees, determines that such sale is in the best interests of us and our shareholders, and if our shareholders have approved such sales. As of March 31, 2026, we had 4,019,156 Class I shares outstanding. We have not offered or sold any of our Class S or Class D shares.
As of March 31, 2026, we had $1.1 million in cash and cash equivalents and $3.9 million in restricted cash and cash equivalents at MLEND Financing SPV. Restricted cash and cash equivalents includes amounts held within our wholly-owned financing subsidiary and is generally restricted to use for the origination of new investments, the repayment of outstanding debt and the related payment of interest expense, and the quarterly release of our earnings.
As of March 31, 2026, $113.5 million was outstanding on our DB Credit Facility, and we had $86.5 million available for additional borrowings under the facility. See “Borrowings” below for additional information. In accordance with the 1940 Act, we are generally permitted to borrow amounts such that our asset coverage ratio, as defined in the 1940 Act, is at least 150% immediately after such borrowing. For purposes of the 1940 Act, “asset coverage” means the ratio of (1) the total assets of a BDC, less all liabilities and indebtedness not represented by senior securities, to (2) the aggregate amount of senior securities representing indebtedness (plus, in the case of senior securities represented by preferred stock, the aggregate involuntary liquidation preference of such BDC’s preferred stock). As of March 31, 2026 and December 31, 2025, our asset coverage ratio based on aggregate borrowings outstanding was 191% and 202%, respectively.
Cash Flows
For the three months ended March 31, 2026, we experienced a net increase (decrease) in cash and restricted cash and cash equivalents of $(2.2) million. For the three months ended March 31, 2026, operating activities used $15.8 million, primarily as a result of net purchases of portfolio investments. During the same period we generated $13.6 million from financing activities, primarily as a result of proceeds from the issuance of Common Shares and proceeds from net borrowings on our debt facility.
Distributions
To the extent that we have taxable income available, we intend to make monthly distributions to our shareholders. Distributions to shareholders are recorded on the record date. All distributions will be paid at the discretion of our Board and will depend on our earnings, financial condition, maintenance of our tax treatment as a RIC, compliance with applicable BDC regulations and provisions in our financing arrangements and such other factors as our Board may deem relevant from time to time.

The determination of the tax attributes for our distributions is made annually, based upon our taxable income for the full year and distributions paid for the full year. Ordinary dividend distributions from a RIC do not qualify for the preferential tax rate on qualified dividend income from domestic corporations and qualified foreign corporations, except to the extent that the RIC received the income in the form of qualifying dividends from domestic corporations and qualified foreign corporations. The tax attributes for distributions will generally include both ordinary income and capital gains, but may also include qualified dividends or return of capital. Distributions to shareholders for the three months ended March 31, 2026 totaled $2.3 million ($0.58 per share). The tax character of such distributions is determined at the end of the fiscal year. However, if the character of such distributions was determined as of March 31, 2026, no portion of these distributions would have been characterized as a return of capital to stockholders.
We have adopted a DRIP with respect to the Common Shares, pursuant to which we will reinvest all cash dividends declared by the Board on behalf of holders of the Common Shares who do not elect to receive their dividends in cash as provided below. As a result, if the Board authorizes, and we declare, a cash dividend or other distribution on the Common Shares, then our shareholders who participate in the DRIP will have their cash distributions (net of applicable withholding tax) automatically reinvested in additional Shares as described below, rather than receiving the cash dividend or other distribution. The purchase price for shares issued under our distribution reinvestment plan will be equal to the most recent NAV per share for such shares at the time the distribution is payable. Shareholders will not pay transaction-related charges when purchasing shares under our DRIP, but all outstanding Class S shares and Class D shares, including those acquired under the DRIP, will be subject to ongoing shareholder servicing and/or distribution fees.
No action is required on the part of a registered shareholder to have his, her or its cash dividend or other distribution reinvested in our shares, except shareholders located in certain states or who are clients of selected participating brokers, as described below. Shareholders who are eligible for default enrollment can elect to “opt out” of the Fund’s DRIP in their subscription agreements. Shareholders located in Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Tennessee, Vermont and Washington, as well as those who are clients of certain participating brokers that do not permit automatic enrollment in our DRIP, will automatically receive their distributions in cash unless they elect to participate in our DRIP and have their cash distributions reinvested in additional Common Shares.
A registered shareholder may elect to receive distributions in cash or terminate his, her or its account under the DRIP by notifying the DRIP's plan administrator in writing no later than 10 calendar days prior to the record date for an applicable distribution; otherwise, such election or termination shall be effective only with respect to any subsequent distributions. Any transfer of shares by a participant to a non-participant will terminate participation in the DRIP with respect to the transferred shares. If a participant elects to tender its Common Shares in full and such full tender is accepted by the Fund, such shareholder’s participation in the DRIP will be automatically terminated as of the expiration of the applicable tender offer and any distributions due to such shareholder on or after such date will be paid in cash on the scheduled distribution payment date. If your shares are held by a broker or other financial intermediary, you may “opt-out” of our DRIP by notifying your broker or other financial intermediary of your election.

Borrowings
Our outstanding debt as of March 31, 2026 and December 31, 2025 was as follows (in thousands):

	March 31, 2026
	Aggregate Principal Amount Committed (1)	Principal Amount Outstanding (2)	Carrying Value (3)	Unamortized Debt Issuance Costs
DB Credit Facility	$200,000	$113,500	$111,321	$2,179
Total	$200,000	$113,500	$111,321	$2,179
_________________________________________
(1)Represents the total aggregate amount committed or outstanding, as applicable, under such instrument.
(2)As of March 31, 2026, we had unused borrowing base availability under our borrowing facility totaling $11.1 million.
(3)Represents the principal amount outstanding, less unamortized debt issuance costs.

	December 31, 2025
	Aggregate Principal Amount Committed (1)	Principal Amount Outstanding (2)	Carrying Value (3)	Unamortized Debt Issuance Costs
DB Credit Facility	$200,000	$99,400	$97,068	$2,332
Total	$200,000	$99,400	$97,068	$2,332
_________________________________________
(1)Represents the total aggregate amount committed or outstanding, as applicable, under such instrument.
(2)As of December 31, 2025, we had unused borrowing base availability under our borrowing facility totaling $16.9 million.
(3)Represents the principal amount outstanding, less unamortized debt issuance costs.
DB Credit Facility
On November 10, 2025 (the “DB Credit Facility Effective Date”), our wholly-owned subsidiary, MLEND Financing SPV, entered into the “DB Credit Facility”, with us, as equityholder and as servicer, the lenders from time to time parties thereto, U.S. Bank Trust Company, National Association, as collateral agent, U.S. Bank National Association, as collateral custodian, Deutsche Bank AG, New York Branch, as facility agent (the “Facility Agent”), the agents for the lender groups from time to time parties thereto, and Deutsche Bank Trust Company Americas, as administrative agent.
Under the DB Credit Facility, the lenders have agreed to extend credit to MLEND Financing SPV in an aggregate principal amount of up to $200.0 million as of the DB Credit Facility Effective Date, and includes an accordion feature which allows us, under certain circumstances, to increase the total size of the facility to $500.0 million with consent of the Facility Agent and the lenders. The period during which MLEND Financing SPV may request advances under the DB Credit Facility (the “Revolving Period”) commenced on the DB Credit Facility Effective Date and will continue through November 10, 2028 unless there is an earlier termination or a facility termination event. The DB Credit Facility will mature on the earliest of (i) two years from the last day of the Revolving Period, (ii) the date on which we cease to exist or (iii) the occurrence of a facility termination event.

Advances may be made under the DB Credit Facility in Euros, Canadian Dollars, British Pounds Sterling, Australian Dollars or US Dollars. At the election of MLEND Financing SPV (which election was made by MLEND Financing SPV on the DB Credit Facility Effective Date and may be made from time to time thereafter with notice to the lenders), advances under the DB Credit Facility will bear interest at a rate per annum equal to the applicable base rate plus (i) during the Revolving Period and prior to the occurrence of a facility termination event (x) with respect to Option 1 (as defined in the DB Credit Facility), 1.85% and (y) with respect to Option 2 (as defined in the DB Credit Facility), 1.75%, (ii) after the end of the Revolving Period and prior to the occurrence of any facility termination event, (x) with respect to Option 1, 2.05% and (y) with respect to Option 2, 1.95% and (iii) on and after the occurrence of any facility termination event, (x) with respect to Option 1, 4.05% and (y) with respect to Option 2, 3.95%. As of March 31, 2026 and December 31, 2025, the outstanding borrowings of $113.5 million and $99.4 million were accruing at a weighted average interest rate of 5.41% and 5.61%, respectively.
In addition, a non-usage fee of 0.35% per annum is payable to the lenders on the amount of undrawn commitments under the DB Credit Facility, and, during the Revolving Period, an additional fee based on unfunded commitments of the lenders may be payable if borrowings under the DB Credit Facility do not exceed a minimum utilization percentage threshold.
The DB Credit Facility is secured by all of the assets held by MLEND Financing SPV. MLEND Financing SPV has made customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. The Fund’s borrowings, including under the DB Credit Facility, are subject to the leverage restrictions contained in the 1940 Act.
As of March 31, 2026, we and MLEND Financing SPV were in compliance with all covenants and other requirements of the agreement governing the DB Credit Facility.
Commitments and Contingencies and Off-Balance Sheet Arrangements
Commitments and Contingencies: As of March 31, 2026 and December 31, 2025, we had outstanding commitments to fund investments under undrawn revolvers, delayed draw commitments and subscription agreements totaling $47.1 million and $38.6 million, respectively. We believe that our available cash balances and/or ability to draw on our DB Credit Facility or raise additional leverage facilities provide sufficient funds to cover our unfunded commitments as of March 31, 2026. Additionally, we have entered into certain contracts with other parties that contain a variety of indemnification provisions. Our maximum exposure under these arrangements is unknown. However, as of March 31, 2026, we have not experienced claims or losses pursuant to these contracts and believe the risk of loss related to such indemnification provisions to be remote.
Off-Balance Sheet Arrangements: Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not have any off-balance sheet financings or liabilities.
Market Trends
We have identified the following general trends that may affect our business:
Target Market: We believe that small and middle-market companies in the United States with annual revenues between $10.0 million and $2.5 billion represent a significant growth segment of the U.S. economy and often require substantial capital investments to grow. Middle-market companies have generated a significant number of investment opportunities for investment funds managed or advised by Monroe Capital, and we believe that this market segment will continue to produce significant investment opportunities for us.
Specialized Lending Requirements: We believe that several factors render many U.S. financial institutions ill-suited to lend to U.S. middle-market companies. For example, based on the experience of our management team, lending to U.S. middle-market companies (1) is generally more labor intensive than lending to larger companies due to the smaller size of each investment and the fragmented nature of information for such companies, (2) requires due diligence and underwriting practices consistent with the demands and economic limitations of the middle-market and (3) may also require more extensive ongoing monitoring by the lender.

Demand for Debt Capital: We believe there is a large pool of uninvested private equity capital for middle-market companies. We expect private equity firms will seek to leverage their investments by combining equity capital with senior secured loans and mezzanine debt from other sources, such as us.
Competition from Other Lenders: We believe that many traditional bank lenders, in past years, de-emphasized their service and product offerings to middle-market businesses in favor of lending to large corporate clients and managing capital market transactions. In addition, many commercial banks face significant balance sheet constraints as they seek to build capital and meet future regulatory capital requirements. These factors may result in opportunities for alternative funding sources to middle-market companies and therefore drive increased new investment opportunities for us. We believe the lower middle market - our core focus - remains more insulated from broader market conditions, given the greater complexity, smaller transaction sizes, and relationship-intensive underwriting requirements that continue to favor experienced non-bank lenders. In addition, there has been a significant amount of capital raised over the past several years dedicated to middle market lending which has increased competitive pressure in the BDC and investment company marketplace for senior and subordinated debt which in turn could result in lower yields and weaker financial covenants for new assets.
Pricing and Deal Structures: We believe that the volatility in global markets over the last several years and current macroeconomic issues including changes in bank regulations for middle-market banks has reduced access to, and availability of, debt capital to middle-market companies, causing a reduction in competition and generally more favorable capital structures and deal terms. Sizable recent capital raises in the private debt marketplace have created significantly increased competition over the last few years, reducing available pricing and creating less favorable capital structures; however, we believe that current market conditions for our target market may continue to create favorable opportunities to invest at attractive risk-adjusted returns.

Market Environment: We believe middle market investments are attractive in volatile market environments such as the current market environment where there is uncertainty around the overall direction of the economy and interest rates. Directly originated middle market loans have demonstrated the ability to outperform competing markets through varying economic cycles including downturns and prior periods of monetary policy tightening. Through the global financial crisis, the higher interest rate environment in 2005-2006, market bottom in 2008 and the subsequent recovery period, as well as throughout the COVID-19 pandemic, these investments have historically generated considerable yield premium with more favorable capital structures for lenders, resulting in higher returns when compared to the market for U.S. high yield bonds and U.S. traded loans. (1) Middle market direct lending also offers a natural hedge to higher interest rates with floating rate structures that benefit from higher interest rates, while providing broad diversification in an environment where there is a risk of increased default rate activity. We believe that direct lending volumes will continue outpacing syndicated loan transaction volumes due to capital requirements and liquidity constraints faced by banks. In 2025, the overall middle market experienced spread compression and leverage and loan-to-value attachments points have decreased nominally. Further, interest coverage ratios have increased well above 2024 levels, indicating that the earnings power of borrowers continue to sufficiently satisfy their debt service obligations with increased cushion. Direct lending volume increased in 2025 driven by significant growth in LBO activity and recapitalizations, which offset a double digit decrease in M&A activity over the same time period.(1) Deal activity declined year over year in the first quarter due to slower private equity M&A activity and macroeconomic uncertainty. However, underlying fundamentals continue to support an accelerated M&A environment which would result in increased loan portfolio activity. Average spreads in middle market direct lending were relatively flat in the first quarter, though core and lower middle market spreads showed signs of widening towards the end of the period.(2) Loan documentation and structures, more notably in the lower middle market, continue to be more lender favorable due to market uncertainty stemming from recent market volatility, particularly in software and the lingering impact of the potential tariffs implemented by the current U.S. administration and general market headline sentiment. We believe this makes for an attractive opportunity for middle market direct lenders to selectively deploy capital in assets that have relatively attractive pricing and lower risk structures, resulting in an attractive vintage with strong risk-adjusted returns. That said, we note that a softening macroeconomic environment and lingering impact of inflationary pressures could result in increased default rates. If default rates become more prevalent, we would expect to experience decreased net interest income, lower yields and increased risk of credit loss. However, we believe that our portfolio is positioned well to navigate the potential risks noted above. Further, Monroe Capital’s scale, product suite, diversification, and strong historical recovery rate track record will continue to allow us to find attractive investment opportunities and navigate this uncertain market environment.
In addition, certain semi-liquid private credit structures - including non-traded BDCs, interval funds, and non-traded closed-end funds - have recently experienced elevated repurchase and redemption requests, in some cases exceeding standard quarterly repurchase program limits and resulting in pro rata fulfillment of investor redemption requests. The convergence of elevated redemption activity represents a meaningful shift in the private credit competitive and market landscape from prior years and reinforces our belief that disciplined underwriting, portfolio diversification, and experienced credit management are critical differentiators in the current environment.
_________________________________________
(1)Private Credit total return performance measured by the Cliffwater Direct Lending Index total return, US high yield measured by the ICE BofA US High Yield Index, Leveraged Loans by Morningstar LSTA US Leveraged Loan Index – March 2026.
(2)LSEG LPC’s 1Q26 Sponsored Middle Market Private Deals Analysis – April 2026.
Recent Developments
Stock Issuances: On April 1, 2026, we sold 23,893 Class I shares in the Public Offering for an aggregate consideration of $0.6 million. We received proceeds of $0.3 million effective May 1, 2026 relating to the issuance of Class I shares in the Public Offering.
Distributions: On April 22, 2026, the Board declared a distribution of $0.20 per Class I share payable on or about May 22, 2026 to shareholders of record as of April 30, 2026.

Significant Accounting Estimates and Critical Accounting Policies
The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ.
Understanding our accounting policies and the extent to which we use management’s judgment and estimates in applying these policies is integral to understanding our financial statements. We describe our most significant accounting policies in Note 2 in our consolidated financial statements. Critical accounting policies are those that require the application of management’s most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. Management has utilized available information, including our past history, industry standards and the current economic environment, among other factors, in forming the estimates and judgments, giving due consideration to materiality. We have identified revenue recognition and the valuation of our investment portfolio, including our investment valuation policy (which has been approved by the Board), as our critical accounting policy and estimates. The critical accounting estimates should be read in conjunction with the risk factors as disclosed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in Item 1A. Risk Factors” in this Quarterly Report on Form 10-Q. See Note 2 to our interim consolidated financial statements included in this Quarterly Report on Form 10-Q and in the consolidated financial statements for the year ended December 31, 2025 for more information on our critical accounting policies.
Revenue Recognition
We record interest and fee income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt investments with contractual PIK interest, we do not accrue PIK interest if the portfolio company valuation indicates that such PIK interest is not collectible. We do not accrue as a receivable interest on loans and debt investments if we have reason to doubt our ability to collect such interest. We may make exceptions to this policy and partially record interest if the loan has sufficient collateral value or is in process of collection and there is the expectation of collection of principal and a portion of the contractual interest. Loan origination fees, original issue discount and market discount or premium are capitalized, and then we amortize such amounts using the effective interest method as interest income over the life of the investment. Upon the prepayment of a loan or debt investment, any unamortized premium or discount or loan origination fees are recorded as interest income. We record prepayment premiums on loans and debt investments as interest income when we receive such amounts. Interest income is accrued based upon the outstanding principal amount and contractual terms of debt and preferred equity investments. Interest is accrued on a daily basis. We record fees on loans based on the determination of whether the fee is considered a yield enhancement or payment for a service. If the fee is considered a yield enhancement associated with a funding of cash on a loan, the fee is generally deferred and recognized into interest income using the effective interest method if captured in the cost basis or using the straight-line method if the loan is unfunded and therefore there is no cost basis. If the fee is not considered a yield enhancement because a service was provided, and the fee is payment for that service, the fee is deemed earned and recorded as other income in the period the service is completed.
Dividend income on preferred equity investments is recorded as dividend income on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity investments is recorded on the record date for private portfolio companies. Each distribution received from LLC and LP investments is evaluated to determine if the distribution should be recorded as dividend income or a return of capital. Generally, we will not record distributions from equity investments in LLCs and LPs as dividend income unless there are sufficient accumulated tax-basis earnings and profits in the LLC or LP prior to the distribution. Distributions that are classified as a return of capital are recorded as a reduction in the cost basis of the investment.
Valuation of Portfolio Investments
Pursuant to SEC Rule 2a-5 under the 1940 Act, the Board has designated MC Advisors as our valuation designee (the “Valuation Designee”). The Board is responsible for oversight of the Valuation Designee. The Valuation Designee has established a valuation committee to determine in good faith the fair value of our investments, based on input of the Valuation Designee’s management and personnel and independent valuation firms which are engaged at the direction of the valuation committee to assist in the valuation of certain portfolio investments lacking a readily available market quotation. The valuation committee determines fair values pursuant to a valuation policy approved by the Board and pursuant to a consistently applied valuation process.

Under the valuation policy, the Valuation Designee values investments for which market quotations are readily available and within a recent date at such market quotations. When doing so, the Valuation Designee determines whether the quote obtained is sufficient in accordance with generally accepted accounting principles in the United States of America (“GAAP”) to determine the fair value of the security. Debt and equity investments that are not publicly traded or whose market prices are not readily available or whose market prices are not regularly updated are valued at fair value as determined in good faith by the Valuation Designee. Because we expect that there will not be a readily available market for many of the investments in our portfolio, we expect to value many of our portfolio investments at fair value as determined in good faith by our Valuation Designee using a documented valuation policy and a consistently applied valuation process. Such determination of fair values may involve subjective judgments and estimates. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize amounts that are different from the amounts presented and such differences could be material.
With respect to investments for which market quotations are not readily available, the Valuation Designee undertakes a multi-step valuation process each quarter, as described below:
•the quarterly valuation process begins with each portfolio company or investment being initially evaluated and rated by the investment professionals of the Valuation Designee responsible for the credit monitoring of the portfolio investment;
•our Valuation Designee engages independent valuation firms to conduct independent appraisals of a selection of investments for which market quotations are not readily available. We will consult with an independent valuation firm relative to each portfolio company at least once in every calendar year, but the independent appraisals are generally received quarterly for each investment;
•to the extent an independent valuation firm is not engaged to conduct an investment appraisal on an investment for which market quotations are not readily available in a particular quarter, the investment will be valued by the Valuation Designee;
•preliminary valuation conclusions are then documented and discussed with the valuation committee of the Valuation Designee;
•the valuation conclusions are approved by the valuation committee of the Valuation Designee; and
•a report prepared by the Valuation Designee is presented to the Board quarterly to allow the Board to perform its oversight duties of the valuation process and the Valuation Designee.
The Valuation Designee generally uses the income approach to determine fair value for loans where market quotations are not readily available, as long as it is appropriate. If there is deterioration in credit quality or a debt investment is in workout status, the Valuation Designee may consider other factors in determining the fair value, including the value attributable to the debt investment from the enterprise value of the portfolio company or the proceeds that would be received in a liquidation analysis. This liquidation analysis may also include probability weighting of alternative outcomes. The Valuation Designee generally considers our debt to be performing if the borrower is not in default, the borrower is remitting payments in a timely manner, the loan is in covenant compliance and the loan is otherwise not deemed to be impaired. In determining the fair value of the performing debt, the Valuation Designee considers fluctuations in current interest rates, the trends in yields of debt instruments with similar credit ratings, financial condition of the borrower, economic conditions and other relevant factors, both qualitative and quantitative. In the event that a debt instrument is not performing, as defined above, the Valuation Designee will evaluate the value of the collateral utilizing the same framework described above for a performing loan to determine the value of the debt instrument.
Under the income approach, discounted cash flow models are utilized to determine the present value of the future cash flow streams of our debt investments, based on future interest and principal payments as set forth in the associated loan agreements. In determining fair value under the income approach, the Valuation Designee also considers the following factors: applicable market yields and leverage levels, recent transactions, credit quality, prepayment penalties, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, and changes in the interest rate environment and the credit markets that generally may affect the price at which similar investments may be made.

Under the market approach, the enterprise value methodology is typically utilized to determine the fair value of an investment. There is no one methodology to estimate enterprise value and, in fact, for any one portfolio company, enterprise value is generally best expressed as a range of values, from which the Valuation Designee derives a single estimate of enterprise value. In estimating the enterprise value of a portfolio company, the Valuation Designee analyzes various factors consistent with industry practice, including but not limited to original transaction multiples, the portfolio company’s historical and projected financial results, applicable market trading and transaction comparables, applicable market yields and leverage levels, the nature and realizable value of any collateral, the markets in which the portfolio company does business, and comparisons of financial ratios of peer companies that are public. Typically, the enterprise values of private companies are based on multiples of earnings before interest, income taxes, depreciation and amortization (“EBITDA”), cash flows, net income, revenues, or in limited cases, book value.
In addition, for certain investments, the Valuation Designee may base its valuation on indicative bid and ask prices provided by an independent third-party pricing service. Bid prices reflect the highest price that we and others may be willing to pay. Ask prices represent the lowest price that we and others may be willing to accept. The Valuation Designee generally use the midpoint of the bid/ask range as our best estimate of fair value of such investment.
As of March 31, 2026, our Valuation Designee determined, in good faith, the fair value of our investment portfolio in accordance with GAAP and our valuation procedures based on the facts and circumstances known by us at that time, or reasonably expected to be known at that time.
Net Realized Gain or Loss and Net Change in Unrealized Gain or Loss
We measure realized gain or loss by the difference between the net proceeds from the sale and the amortized cost basis of the investment, without regard to unrealized gain or loss previously recognized. Net change in unrealized gain or loss reflects the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized gain or loss, when gain or loss is realized. Additionally, we do not isolate the change in fair value resulting from foreign currency exchange rate fluctuations from the changes in the fair values of the underlying investment. All fluctuations in fair value are included in net change in unrealized gain (loss) on investments on our consolidated statement of operations. The impact resulting from changes in foreign exchange rates on the Revolving Credit Facility borrowings is included in net change in unrealized gain (loss) on foreign currency and other transactions.
Capital Gains Incentive Fee
Pursuant to the terms of the Advisory Agreement with MC Advisors, the incentive fee on capital gains earned on liquidated investments of our portfolio is determined and payable in arrears as of the end of each calendar year (or upon termination of the Advisory Agreement). This fee equals 12.5% of our incentive fee capital gains (i.e., our realized capital gains on a cumulative basis from inception, calculated as of the end of the applicable period, net of all realized capital losses and unrealized capital depreciation on a cumulative basis), less the aggregate amount of any previously paid capital gains incentive fees. On a quarterly basis, we accrue for the capital gains incentive fee by calculating such fee as if it were due and payable as of the end of such period.
While the Advisory Agreement with MC Advisors neither includes nor contemplates the inclusion of unrealized gains in the calculation of the capital gains incentive fee, pursuant to an interpretation of an American Institute for Certified Public Accountants Technical Practice Aid for investment companies, we include unrealized gains in the calculation of the capital gains incentive fee expense and related accrued capital gains incentive fee. This accrual reflects the incentive fees that would be payable to MC Advisors if our entire portfolio was liquidated at its fair value as of the balance sheet date even though MC Advisors is not entitled to an incentive fee with respect to unrealized gains unless and until such gains are actually realized.
During the three months ended March 31, 2026, we accrued capital gains incentive fees of $0.1 million based on performance of our portfolio. All such fees were based on unrealized appreciation, none were payable to MC Advisors under the Advisory Agreement.

New Accounting Pronouncements
In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (“ASU 2024-03”), which requires disaggregated disclosure of certain costs and expenses, including purchases of inventory, employee compensation, depreciation, amortization and depletion, within relevant income statement captions. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim periods beginning with the first quarter ended March 31, 2028. Early adoption and retrospective application are permitted. We are currently evaluating the impact of adopting ASU 2024-03.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are subject to financial market risks, including valuation risk, interest rate risk, currency risk and inflation and supply chain risk. The prices of securities held by us may decline in response to certain events, including, without limitation, those directly involving the companies we invest in; conditions affecting the general economy; overall market changes; legislative reform; local, regional, national or global political, social or economic instability, including related to elevated inflation; levels and uncertainty resulting from tariffs and trade policy changes; and interest rate fluctuations.
Valuation Risk
Because there is not a readily available market value for most of the investments in our portfolio, substantially all of our portfolio investments are valued at fair value as determined in good faith by the Adviser, as the valuation designee, in accordance with its established valuation policies and subject to oversight by our Board. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of our investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that we may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the valuations currently assigned. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Accounting Estimates and Critical Accounting Policies” as well as Notes 2 and 4 to our consolidated financial statements for the three months ended March 31, 2026 for more information relating to our investment valuation.
In accordance with Rule 2a-5 under the 1940 Act, our Board periodically assesses and manages material risks associated with the determination of the fair value of our investments.
Interest Rate Risk
Interest rate sensitivity refers to the change in our earnings that may result from changes in the level of interest rates. Because we fund a portion of our investments with borrowings, our net investment income is affected by the difference between the rate at which we invest and the rate at which we borrow. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.
In a prolonged low interest rate environment, the difference between the total interest income earned on interest earning assets and the total interest expense incurred on interest bearing liabilities may be compressed, reducing our net income and potentially adversely affecting our operating results. Conversely, in a rising interest rate environment, such difference could potentially increase thereby increasing our net income as indicated per the table below.
The majority of the loans in our portfolio have floating interest rates and we expect that our loans in the future may also have floating interest rates. These loans are usually based on a floating SOFR and typically have interest rate re-set provisions that adjust applicable interest rates under such loans to current market rates on a monthly or quarterly basis. The majority of the loans in our current portfolio have interest rate floors that will effectively convert the loans to fixed rate loans in the event interest rates decrease. In addition, our DB Credit Facility bears interest at a variable rate with no interest rate floors. We expect that other credit facilities into which we may enter in the future may also have floating interest rate provisions.

Assuming that the consolidated statement of assets and liabilities as of March 31, 2026 was to remain constant and that we took no actions to alter our existing interest rate sensitivity, the following table shows the annualized impact of hypothetical base rate changes in interest rates (in thousands):

Change in Interest Rates	Increase (decrease) in interest income	Increase (decrease) in interest expense	Net increase (decrease) in net investment income (1)
Down 300 basis points	$(5,435)	$(3,405)	$(2,030)
Down 200 basis points	(3,980)	(2,270)	(1,710)
Down 100 basis points	(1,996)	(1,135)	(861)
Up 100 basis points	1,996	1,135	861
Up 200 basis points	3,991	2,270	1,721
Up 300 basis points	5,987	3,405	2,582
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(1)Excludes the impact of income-based incentive fees. See Note 5 to our consolidated financial statements for more information on income-based incentive fees.
Although we believe that this analysis is indicative of our existing sensitivity to interest rate changes, it does not adjust for changes in the credit market, credit quality, the size and composition of the assets in our portfolio and other business developments, including borrowings under our current or any future financing agreements that could affect net increase in net assets resulting from operations, or net income. Accordingly, we can offer no assurances that actual results would not differ materially from the analysis above.
We may in the future hedge against interest rate fluctuations by using standard hedging instruments such as futures, options and forward contracts to the extent permitted under the 1940 Act and applicable commodities laws. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in the benefits of lower interest rates with respect to the investments in our portfolio with fixed interest rates or interest rate floors.
Currency Risk
We may also have exposure to foreign currencies (currently Australian dollars (AUD) and Canadian dollars (CAD)) related to certain investments. Such investments are translated into U.S. dollars based on the spot rate at each balance sheet date, exposing us to movements in the applicable exchange rate. In order to reduce our exposure to fluctuations in exchange rates, we may borrow in foreign currency under the DB Credit Facility to finance such investments or we may enter into foreign currency forward contracts. As of March 31, 2026, we had foreign currency forward contracts in place for AUD 6.5 million and CAD 3.1 million associated with future principal and interest payments on certain investments.
Inflation and Supply Chain Risk
U.S. inflation rates have fluctuated in recent periods and remain elevated in comparison to historical levels over the past several decades. Inflationary pressures have increased the costs of labor, energy and raw materials and have adversely affected consumer spending, economic growth and our portfolio companies' operations. Inflation is likely to continue to be elevated in the near to medium-term, particularly in the U.S., with the possibility that monetary policy may tighten in response. Persistent inflationary pressures could affect our portfolio companies’ profit margins and impact their ability to pay interest and principal on our loans, particularly if interest rates rise in response to inflation.

ITEM 4. CONTROLS AND PROCEDURES
Disclosure Controls and Procedures
In accordance with Rules 13a-15(b) and 15d-15(b) under the Exchange Act, our management, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) as of March 31, 2026. Based on that evaluation, our management, including the Chief Executive Officer and Chief Financial Officer, concluded that, as of the end of the period covered by this Quarterly Report on Form 10-Q, our disclosure controls and procedures were effective and provided reasonable assurance that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Notwithstanding the foregoing, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.
Changes in Internal Control Over Financial Reporting
No change occurred in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended March 31, 2026 that has materially affected, or that is reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION
Item 1. Legal Proceedings
From time to time, we, our executive officers, trustees and our investment adviser, its affiliates and/or any of their respective principals and employees are subject to legal proceedings in the ordinary course of business, including those arising from our investments in our portfolio companies, and we may, as a result, incur significant costs and expenses in connection with such legal proceedings. Legal proceedings may increase to the extent we find it necessary to foreclose or otherwise enforce remedies with respect to any loans that are in default, which borrowers may seek to resist by asserting counterclaims and defenses, against us or our investment adviser. As of March 31, 2026, neither we, the Adviser, nor our subsidiaries were subject to any material pending legal proceedings.
We and our investment adviser are also subject to extensive regulation, which may, from time to time, result in requests for information from us or our investment adviser or regulatory proceedings or investigations against us or our investment adviser. We may incur significant costs and expenses in connection with any such information requests, proceedings or investigations.
While the outcome of any such future legal or regulatory proceedings cannot be predicted with certainty, there can be no assurance whether any pending or future legal proceedings will have a material adverse effect on our or our investment adviser’s financial condition or results of operations in any future reporting period.
Item 1A. Risk Factors
You should carefully consider information contained in this Quarterly Report on Form 10-Q, including our interim consolidated financial statements and the related notes thereto, before making a decision to purchase our securities. In addition to the other information set forth in this report, you should carefully consider the risk factors described in “Risk Factors” in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 9, 2026, and those set forth under the caption “Risk Factors” in our registration statement on Form N-2 relating to our Common Shares, which could materially affect our business, financial condition and/or operating results. There are no material changes during the quarter ended March 31, 2026 to the risk factors discussed in “Risk Factors” in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2025.
The risks and uncertainties described in our annual report on Form 10-K for the fiscal year ended December 31, 2025 and in our registration statement on Form N-2 relating to our Common Shares are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the risks listed in our annual report on Form 10-K or our registration statement on Form N-2 relating to our Common Shares actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, you may lose all or part of your investment.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
We did not sell any equity securities during the period covered by this Quarterly Report on Form 10-Q that were not registered under the Securities Act. Similarly, we did not repurchase any shares of our equity securities during the quarter ended March 31, 2026.
Item 3. Defaults Upon Senior Securities
None.
Item 4. Mine Safety Disclosures
Not applicable.

Item 5. Other Information
Rule 10b5-1 Trading Plans
During the fiscal quarter ended March 31, 2026, no trustee or officer of the Fund adopted or terminated any contract, instruction or written plan for the purchase or sale of our securities to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act or any “non-Rule 10b5-1 trading arrangement.”

Item 6. Exhibits

Exhibit Number	Description of Document

3.1	Third Amended and Restated Declaration of Trust(1)

3.2	Second Amended and Restated Bylaws(1)

4.1	Form of Public Offering Subscription Agreement(2)

10.1	Distribution Reinvestment Plan(3)

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14 and Rule 15d-14 of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14 and Rule 15d-14 of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)
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*    Filed herewith.
**    Furnished herewith.
(1)    Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 814-01919), filed on February 20, 2026, and incorporated by reference herein.
(2)    Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-K (File No. 814-01919), filed on March 9, 2026, and incorporated by reference herein.
(3)    Previously filed as an exhibit to the Post-Effective Amendment to the Registrant’s Registration Statement on Form N-2 (File No. 333-290835), filed on February 24, 2026, and incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 11, 2026	By	/s/ Zia Uddin
Zia Uddin Chief Executive Officer (Principal Executive Officer) Monroe Capital Enhanced Corporate Lending Fund

Date: May 11, 2026	By	/s/ Christopher Lund
Christopher Lund Chief Financial Officer (Principal Financial and Accounting Officer) Monroe Capital Enhanced Corporate Lending Fund